Arizona Corporation Commission
                                                             DOCKETED
                                                           DEC 26 1996
                                                          DOCKETED BY CM



                    BEFORE THE ARIZONA CORPORATION COMMISSION

RENZ D. JENNINGS
         Chairman
MARCIA WEEKS
         Commissioner
CARL J. KUNASEK
         Commissioner


IN THE MATTER OF THE COMPETITION    )        DOCKET NO. U-0000-94-165
IN THE PROVISION OF ELECTRIC        )
SERVICES THROUGHOUT THE STATE       )
OF ARIZONA.                         )        DECISION NO. 59943
                                    )
                                    )
____________________________________)        OPINION AND ORDER
                                             -----------------

DATES OF HEARING:                December 2, 3 and 4, 1996
PLACES OF PUBLIC                 Phoenix, Tucson, Yuma, Flagstaff, and
COMMENT:                         Kingman, Arizona

PRESIDING OFFICERS:              Jerry L. Rudibaugh, Jane Rodda, Scott
                                 Wakefield

IN ATTENDANCE:                   Renz D. Jennings, Chairman
                                 Marcia Weeks, Commissioner
                                 Carl J. Kunasek, Commissioner

APPEARANCES:                     Mr. Bradford A. Borman, and Mr. Peter
                                 Breen, Staff Attorneys, Legal Division, on behalf of the Utilities Division of the Arizona
                                 Corporation Commission.


BY THE COMMISSION:

         On October 1, 1996, the Utilities Division Staff ("Staff") of the Arizona Corporation Commission ("Commission") forwarded to the Commission proposed new rules A.A.C. R14-2-1601 through A.A.C. R14-2-1616 ("Rules" or "Electric Competition Rules") regarding competitive electric services. By Decision No. 59870 (October 10, 1996), the Commission directed the Hearing Division to schedule Public Comment regarding the proposed Rules in Phoenix, Tucson, Yuma, Flagstaff, and Kingman, Arizona. Our October 11, 1996 Procedural Order scheduled public comment proceedings on the above-captioned matter on December 2 in Phoenix, December 3 in Tucson and Yuma, and December

4 in Flagstaff and Kingman. Decision No. 59870 also ordered Staff to forward a Notice of Proposed Rulemaking ("Notice") to the Office of the Secretary of State for publication. The Notice was published in the Arizona Administrative Register on November 1, 1996.

                                   DISCUSSION
                                   ----------

         The proposed Competitive Electric Rules set forth a framework for the inevitable transition from a non-competitive to a competitive environment. It has been a process that has evolved since May 1994 as Staff has held numerous workshops prior to bringing forth the proposed Rules. Based on the amount of comments filed and the attendance at each of the public comment proceedings held, the interest in the proposed Rules is as great as it has been for as any rules the Commission has promulgated.

         Based on the overall comments, we must conclude that all of the parties have expressed a desire for a more competitive electric market in Arizona. Some parties, including Arizona Public Service ("APS"), Tucson Electric Power ("TEP"), Citizens Utilities Company ("Citizens"), Salt River Project ("SRP") and the cooperatives were not as receptive to the proposed Rules as other parties. That is certainly understandable since, under the proposed Rules, their status as monopoly providers of electric service will change.

         The parties were generally in agreement that competition will provide the benefit of reduced costs, at least for some consumers. However, there were concerns raised regarding the quality of service, as well as concerns that not all customers, particularly residential customers, will receive the benefits of competition as quickly as some large industrial customers. And of course, the incumbent utilities were greatly concerned regarding the recoverability of stranded costs.

         While there was general agreement as to the need and inevitability of competition in the electric field, there were major disagreements over the implementation of these Rules. The parties identified complex problems such as the recoverability of stranded investment, intra-state and inter-state reciprocity, the status of the new Certificates of Convenience and Necessity ("CC&Ns"), and other issues, for which the parties assert the Rules provide insufficient guidance. Several parties have suggested holding evidentiary hearings on these issues in order to resolve them before going forward with these Rules. Other parties, including Staff, have warned against delay in promulgating these rules, indicating that the competitive electric market is rapidly approaching whether these Rules are promulgated or not. We conclude that these gaps, to the extent that they exist, can be filled in later with workshops, working groups, subsequent evidentiary hearings, and perhaps subsequent rulemaking proceedings; while competition is approaching rapidly, the transition to competition will allow time to address these issues and resolve them in a timely fashion.

                               *  *  *  *  *  *  *  *  *  *

         Having considered the entire record herein and being fully advised in the premises, the Commission finds, concludes, and orders that:

                                FINDINGS OF FACT
                                ----------------

         1. On October 1, 1996, Staff filed the proposed Rules regarding competitive electric services.

         2. On October 10, 1996, the Commission issued Decision No. 59870 which directed the Hearing Division to schedule hearings on the proposed Rules in Phoenix, Tucson, Yuma, Flagstaff, and Kingman, Arizona.

         3. The purpose of the proposed Rules is to provide the Commission with a framework to open the retail electric market to competition, and to streamline the regulatory process for setting rates for competitive electric services.

         4. The proposed amendments to the Rules are set forth in Appendix A, attached hereto and incorporated by reference.

         5. In accordance with A.R.S. Section 41-1027, a Concise Explanatory Statement for the proposed Rules is set forth in Appendix B, attached hereto and incorporated by reference.

         6. The economic impact of the proposed Rules is set forth in Appendix C, attached hereto and incorporated by reference.

         7. The Notice of Rulemaking was filed with the Secretary of State and was published in the Arizona Administrative Register on November 1, 1996.

         8. Public Comment sessions were held on December 2, 1996, in Phoenix, December 3, 1996 in Tucson and Yuma, and December 4, 1996 in Flagstaff and Kingman, Arizona.

                               CONCLUSIONS OF LAW
                               ------------------

         1. The Commission has authority for the proposed Rules pursuant to the Arizona Constitution, Article XV, under A.R.S. Sections 40-202, -203, -250, -321, -322, -331, -332, -336, 361, -365, -367, and under the Arizona Revised
Statutes, Title 40, generally.

         2. Notice of the proceeding has been given in the manner prescribed by law.

         3. Adoption of the proposed Rules is in the public interest.

         4. The Concise Explanatory Statement set forth in Appendix B should be adopted.

                                      ORDER

         IT IS THEREFORE ORDERED that the proposed Rules A.A.C. R14-2-1601, R14-2-1602, R14-2-1603, R14-2-1604, R14-2-1605, R14-2-1606, R14-2-1607,
R14-2-1608,   R14-2-1609,   R14-2-1610,   R14-2-1611,   R14-2-1612,  R14-2-1613,
R14-2-1614, R14-2-1615, and R14-2-1616, as set forth in Appendix A, and the Concise Explanatory Statement, as set forth in Appendix B, are hereby adopted.

         IT IS FURTHER ORDERED that the Commission=s Utilities Division shall immediately forward the new Rules A.A.C. R14-2-1601, R14-2-1602, R14-2-1603,
R14-2-1604,   R14-2-1605,   R14-2-1606,   R14-2-1607,   R14-2-1608,  R14-2-1609,
R14-2-1610,  R14-2-1611,  R14-2-1612,  R14-2-1613,  R14-2-1614,  R14-2-1615, and
R14-2-1616, to the Secretary of State.

         IT IS FURTHER ORDERED that this Decision shall become effective immediately.

                 BY ORDER OF THE ARIZONA CORPORATION COMMISSION


Renz D. Jennings                 Marcia Weeks                    Carl J. Kunasek
--------------------------------------------------------------------------------
CHAIRMAN                         COMMISSIONER                      COMMISSIONER


                                 IN WITNESS WHEREOF, I, JAMES MATTHEWS, Executive Secretary of the Arizona Corporation Commission, have hereunto, set my hand and caused the official seal of this Commission to be affixed at the Capitol, in the City of Phoenix, this 26th day of December , 1996.


                                 Phillip R. Moulton, Deputy
                                 ---------------------------------------
                             for JAMES MATTHEWS
                                 Executive Secretary

DISSENT __________________

GY:DB:KEC: RTW:BAB:mmc

             TITLE 14. PUBLIC SERVICE CORPORATIONS; CORPORATIONS AND
                      ASSOCIATIONS; SECURITIES REGULATIONS

               CHAPTER 2. CORPORATION COMMISSION - FIXED UTILITIES

                     ARTICLE 16. RETAIL ELECTRIC COMPETITION


Section

R14-2-1601.                Definitions

R14-2-1602.                Filing of Tariffs by Affected Utilities

R14-2-1603.                Certificates of Convenience and Necessity

R14-2-1604.                Competitive Phases

R14-2-1605.                Competitive Services

R14-2-1606.                Services Required To Be Made Available by Affected
                           Utilities

R14-2-1607.                Recovery of Stranded Cost of Affected Utilities

R14-2-1608.                System Benefits Charges

R14-2-1609.                Solar Portfolio Standard

R14-2-1610.                Spot Markets and Independent System Operation

R14-2-1611.                In-State Reciprocity

R14-2-1612.                Rates

R14-2-1613.                Service Quality, Consumer Protection, Safety, and
                           Billing Requirements

R14-2-1614.                Reporting Requirements

R14-2-1615.                Administrative Requirements

R14-2-1616.                Legal Issues

                     ARTICLE 16. RETAIL ELECTRIC COMPETITION

R14-2-1601.                Definitions
In this Article, unless the context otherwise requires:
1. "Affected Utilities" means the following public service corporations providing electric service:
         Tucson Electric Power Company, Arizona Public Service Company, Citizens Utilities Company, Arizona Electric Power Cooperative, Trico Electric Cooperative, Duncan Valley Electric Cooperative, Graham County Electric Cooperative, Mohave Electric Cooperative, Sulphur Springs Valley Electric Cooperative, Navopache Electric Cooperative, Ajo Improvement Company, and Morenci Water and Electric Company.
     #In the event that modifications are made to existing law that would allow the application of this Article to the Salt River Project Agricultural Improvement and Power District ("SRP") then Affected Utilities shall also include SRP.#
2. "Bundled Service" means electric service provided as a package to the consumer including all generation, transmission, distribution, ancillary and other services necessary to deliver and measure useful electric energy and power to consumers.
3. "Buy-through" refers to a purchase of electricity by an Affected Utility at wholesale for a particular retail consumer or aggregate of consumers or at the direction of a particular retail consumer or aggregate of consumers.
4. "Distribution Service" means the delivery of electricity to a retail consumer through wires, transformers, and other devices that are not classified as transmission services subject to the jurisdiction of the Federal Energy Regulatory Commission; Distribution Service excludes meters and meter reading.
5.   "Electric  Service  Provider"  means a  company  supplying,  marketing,  or brokering at retail any of the services described in R14-2-1605 or R14-2-1606.
6. "Eligible Demand" means the total consumer kilowatts of demand which an Affected Utility must make available to competitive generation under the terms of this Article or the consumer kilowatts of demand provided competitively in an Affected Utility's distribution territory, whichever is greater.
7. "Standard Offer" means Bundled Service offered to all consumers in a designated area at regulated rates.
8.   "Stranded Cost" means the verifiable net difference  between:
         a. The value of all the prudent jurisdictional assets and obligations necessary to furnish electricity (such as generating plants, purchased power contracts, fuel contracts, and regulatory assets), acquired or entered into prior to the adoption of this Article, under traditional regulation of Affected Utilities; and
         b. The market value of those assets and obligations directly attributable to the introduction of competition under this Article.
9. "System Benefits" means Commission-approved utility low income, demand side management, environmental, renewables, and nuclear power plant decommissioning programs.
10. "Unbundled Service" means electric service elements provided and priced separately, including, but not limited to, such service elements as generation, transmission, distribution, and ancillary services. Unbundled Service may be sold to consumers or to other Electric Service Providers.

Text between # indicates strikethrough

R14-2-1602. Filing of Tariffs by Affected Utilities
     Each Affected Utility shall file tariffs consistent with this Article by December 31, 1997.

R14-2-1603. Certificates of Convenience and Necessity
A. Any Electric Service Provider intending to supply services described in R14- 2-1605 or R-14-2-1606, other than services subject to federal jurisdiction, shall obtain a Certificate of Convenience and Necessity from the Commission pursuant to this Article; however, a Certificate is not required to offer information services or billing and collection services. An Affected Utility does not need to apply for a Certificate of Convenience and Necessity for any service provided as of the date of adoption of this Article within its distribution service territory.
B. Any company desiring such a Certificate of Convenience and Necessity shall file with the Docket Control Center the required number of copies of an application. Such Certificates shall be restricted to geographical areas served by the Affected Utilities as of the date this Article is adopted and to service areas added under the provisions of R14-2-1611. In support of the request for a Certificate of Convenience and Necessity, the following information must be provided:
     1. A description of the electric services which the applicant intends to offer;
     2.  The proper name and correct  address of the applicant,  and
         a. The full name of the  owner if a sole  proprietorship,
         b. The full name of each partner if a partnership,
         c. A full list of officers and directors if a corporation, or
         d. A full list of the  members  if a limited  liability corporation;
     3. A tariff for each service to be provided that states the maximum rate and terms and conditions that will apply to the provision of the service;
     4. A description of the applicant's technical ability to obtain and deliver electricity and provide any other proposed services;
     5. Documentation of the financial capability of the applicant to provide the proposed services, including the most recent income statement and balance sheet, the most recent projected income statement, and other pertinent financial information. Audited information shall be provided if available;
     6.  A   description   of  the  form  of   ownership   (e.g.,   partnership,
         corporation);
     7.  Such other information as the Commission or the Staff may request.
C. At the time of filing for a Certificate of Convenience and Necessity, each applicant shall notify the Affected Utilities in whose service territories it wishes to offer service of the application by serving a complete copy of the application on the Affected Utilities.
D.   The Commission may deny certification to any applicant who:
     1.  Does not provide the information required by this Article;
     2. Does not possess adequate technical or financial capabilities to provide the proposed services;
     3.  Fails to provide a performance bond, if required.
E. Every Electric Service Provider obtaining a Certificate of Convenience and Necessity under this Article shall obtain certification subject to the following conditions:
     1. The Electric Service Provider shall comply with all Commission rules, orders, and other requirements relevant to the provision of electric service and relevant to resource planning;
     2. The Electric Service Provider shall maintain accounts and records as required by the Commission;
     3. The Electric Service Provider shall file with the Director of the Utilities Division all financial and other reports that the Commission may require and in a form and at such times as the Commission may designate;
     4. The Electric Service Provider shall maintain on file with the Commission all current tariffs and any service standards that the Commission shall require;
     5. The Electric Service Provider shall cooperate with any Commission investigation of customer complaints;
     6. The Electric Service Provider shall obtain all necessary permits and licenses;
     7. Failure to comply with any of the above conditions may result in recision of the Electric Service Provider's Certificate of Convenience and Necessity.
F. In appropriate circumstances, the Commission may require, as a precondition to certification, the procurement of a performance bond sufficient to cover any advances or deposits the applicant may collect from its customers, or order that such advances or deposits be held in escrow or trust.

R14-2-1604. Competitive Phases
A. Each Affected Utility shall make available at least 20 percent of its 1995 system retail peak demand for competitive generation supply to all customer classes (including residential and small commercial consumers) not later than January 1, 1999. If data permit, coincident annual peak demand shall be used; otherwise noncoincident peak data may be used.
     1. No more than 1/2 of the Eligible Demand may be procured by consumers, each of whose total competitive contract demand is greater than 3 MW.
     2. At least 15% of the Eligible Demand shall be reserved for residential consumers.
     3.  Aggregation of loads of multiple consumers shall be permitted.
B. Each Affected Utility shall make available at least 50% of its 1995 system retail peak demand for competitive generation supply to all customer classes (including residential and small commercial consumers) not later than January 1, 2001. If data permit, coincident peak annual demand shall be used; otherwise noncoincident peak data may be used.
     1. No more than 1/2 of the Eligible Demand may be procured by consumers, each of whose total competitive contract demand is greater than 3 MW.
     2. At least 30 % of the Eligible Demand shall be reserved for residential consumers.
     3.  Aggregation of loads of multiple consumers shall be permitted.
C. Prior to 2001, no single consumer shall receive more than 20% of the Eligible Demand in a given year in an Affected Utility's service territory.
D. Each Affected Utility shall make available all of its retail demand for competitive generation supply not later than January 1, 2003.

E. By the date indicated in R14-2-1602, Affected Utilities shall propose for Commission review and approval how customers will be selected for participation in the competitive market prior to 2003.
     1. Possible selection methods are first-come, first-served; random selection via a lottery among volunteering consumers; or designation of geographic areas.
     2. The method for selecting customers to participate in the competitive market must fairly allow participation by a wide variety of customers of all sizes of loads.
     3. All customers who produce or purchase at least 10% of their annual electricity consumption from photovoltaic or solar thermal resources installed in Arizona after January 1, 1997 shall be selected for participation in the competitive market if those customers apply for participation in the competitive market. Such participants count toward the minimum requirements in R14-2- 1604(A) and R14-2-1604(B).
     4. The Commission Staff shall commence a series of workshops on selection issues within 45 days of the adoption of this Article and Staff shall submit a report to the Commission discussing the activities and recommendations of participants in the workshops. The report shall be due not later than 90 days prior to the date indicated in R14-2-1602.
F. Retail consumers served under existing contracts are eligible to participate in the competitive market prior to expiration of the existing contract only if the Affected Utility and the consumer agree that the retail consumer may participate in the competitive market.
G. An Affected Utility may engage in Buy-throughs with individual or aggregated consumers. Any contract for a Buy-through effective prior to the date indicated in R14-2-1604(A) must be approved by the Commission.
H.   Schedule Modifications for Cooperatives
     1. An electric cooperative may request that the Commission modify the schedule described in R14-2-1604(A) through R14-2-1604(D) so as to preserve the tax exempt status of the cooperative or to allow time to modify contractual arrangements pertaining to delivery of power supplies and associated loans.
     2. As part of the request, the cooperative shall propose methods to enhance consumer choice among generation resources.
     3. The Commission shall consider whether the benefits of modifying the schedule exceed the costs of modifying the schedule.

R14-2-1605.  Competitive Services
A properly certificated Electric Service Provider may offer any of the following services under bilateral or multilateral contracts with retail consumers:
A. Generation of electricity from generators at any location whether owned by the Electric Service Provider or purchased from another generator or wholesaler of electric generation.
B. Any service described in R14-2-1606, except Distribution Service and except services required by the Federal Energy Regulatory Commission to be monopoly services. Billing and collection services and information services do not require a

         Certificate of Convenience and Necessity.

R14-2-1606.  Services Required To Be Made Available by Affected Utilities

A. Until the Commission determines that competition has been substantially implemented for a particular class of consumers (residential, commercial, industrial) so that all consumers in that class have an opportunity to participate in the competitive market, and until all Stranded Costs pertaining to that class of customers have been recovered, each Affected Utility shall make available to all consumers in that class in its service area, as defined on the date indicated in R14-2-1602, Standard Offer bundled generation, transmission, ancillary, distribution, and other necessary services at regulated rates.
     1. An Affected Utility may request that the Commission determine that competition has been substantially implemented to allow discontinuation of Standard Offer service and shall provide sufficient documentation to support its request.
     2. The Commission may, on its own motion, investigate whether competition has been substantially implemented and whether Standard Offer service may be discontinued.
B.   Standard Offer Tariffs
     1.  By the date  indicated in  R14-2-1602,  each Affected  Utility may file proposed tariffs to provide Standard Offer Bundled Service and such rates shall not become effective until approved by the Commission. If no such tariffs are filed, rates and services in existence as of the date in  R14-2-1602  shall  constitute  the Standard  Offer.
     2. Affected Utilities may file proposed revisions to such rates. It is the expectation of the Commission that the rates for Standard Offer service will not increase, relative to existing rates, as a result of allowing competition. Any rate increase proposed by an Affected Utility for Standard Offer service must be fully justified through a rate case proceeding.
     3.  Such rates shall reflect the costs of providing the service.
     4. Consumers receiving Standard Offer service are eligible for future rate reductions authorized by the Commission, such as reductions authorized in Decision No. 59601.
C. By the date indicated in R14-2-1602, each Affected Utility shall file Unbundled Service tariffs to provide the services listed below to all eligible purchasers on a nondiscriminatory basis:
     1.  Distribution Service;
     2.  Metering and meter reading services;
     3.  Billing and collection services;
     4. Open access transmission service (as approved by the Federal Energy Regulatory Commission, if applicable);
     5.  Ancillary   services  in  accordance  with  Federal  Energy  Regulatory
         Commission Order 888 (III FERC Stats. & Regs. P. 31,036, 1996) incorporated herein by reference;
     6. Information services such as provision of customer information to other Electric Service Providers;
     7.  Other  ancillary  services  necessary  for  safe  and  reliable  system operation.
D. To manage its risks, an Affected Utility may include in its tariffs deposit requirements and advance payment requirements for Unbundled Services.
E. The Affected Utilities must provide transmission and ancillary services according to the following guidelines:
     1. Services must be provided consistent with applicable tariffs filed with the Federal Energy Regulatory Commission.
     2. Unless otherwise required by federal regulation, Affected Utilities must accept power and energy delivered to their transmission systems by others and offer transmission and related services comparable to services they provide to themselves.
F.   Customer Data
     1. Upon authorization by the customer, an Electric Service Provider shall release in a timely and useful manner that customer's demand and energy data for the most recent 12 month period to a customer-specified Electric Service Provider.
     2. The Electric Service Provider requesting such customer data shall provide an accurate account number for the customer.
     3. The form of data shall be mutually agreed upon by the parties and such data shall not be unreasonably withheld.
G.   Rates for Unbundled Services
     1. The Commission shall review and approve rates for services listed in R14-2-1606(C) and requirements listed in R14-2-1606(D), where it has jurisdiction, before such services can be offered.
     2.  Such rates shall reflect the costs of providing the services.
     3.  Such rates may be downwardly flexible if approved by the Commission.
H. Electric Service Providers offering services under this R14-2-1606 shall provide adequate supporting documentation for their proposed rates. Where rates are approved by another jurisdiction, such as the Federal Energy Regulatory Commission, those rates shall be provided to this Commission.
I. Within 90 days of the adoption of this Article, the Commission Staff shall commence a series of workshops to explore issues in the provision of Unbundled Service and Standard Offer service.
     1. Parties to be invited to participate in the workshops shall include utilities, consumers, organizations promoting energy efficiency, and other Electric Service Providers.
     2. Among the issues to be reviewed in the workshops are: metering requirements; metering protocols; designation of appropriate test years; the nature of adjustments to test year data; de-averaging of rates; service characteristics such as voltage levels; revenue uncertainty; line extension policies; and the need for performance bonds.
     3. A report shall be submitted to the Commission by the Staff on the activities and recommendations of the participants in the workshops not later than 60 days prior to the date indicated in R14-2-1602. The Commission shall consider any recommendations regarding Unbundled Service and Standard Offer service tariffs.

R14-2-1607. Recovery of Stranded Cost of Affected Utilities
A. The Affected Utilities shall take every feasible, cost-effective measure to mitigate or offset Stranded Cost by means such as expanding wholesale or retail markets, or offering a wider scope of services for profit, among others.
B. The Commission shall allow recovery of unmitigated Stranded Cost by Affected Utilities.
C. A working group to develop reccomendations for the analysis and recovery of Stranded Cost shall be established.
     1. The working group shall commence activities within 15 days of the date of adoption of this Article.
     2. Members of the working group shall include representatives of Staff, the Residential Utility Consumer Office, consumers, utilities, and other Electric Service Providers. In addition, the Executive and Legislative Branches shall be invited to send representatives to be members of the working group.
     3. The working group shall be coordinated by the Director of the Utilities Division of the Commission or by his or her designee.
D. In developing its recommendations, the working group shall consider at least the following factors:
     1.  The  impact  of  Stranded  Cost  recovery  on  the   effectiveness   of
         competition;
     2. The impact of Stranded Cost recovery on customers of the Affected Utility who do not participate in the competitive market;
     3. The impact, if any, on the Affected Utility's ability to meet debt obligations;
     4. The impact of Stranded Cost recovery on prices paid by consumers who participate in the competitive market;
     5. The degree to which the Affected Utility has mitigated or offset Stranded Cost;
     6. The degree to which some assets have values in excess of their book values;
     7.  Appropriate treatment of negative Stranded Cost;
     8. The time period over which such Stranded Cost charges may be recovered. The Commission shall limit the application of such changes to a specified time period;
     9.  The ease of determining the amount of Stranded Cost;
     10. The applicability of Stranded Cost to interruptible customers;
     11. The amount of electricity generated by renewable generating resources owned by the Affected Utility.
E. The working group shall submit to the Commission a report on the activities and recommendations of the working group no later than 90 days prior to the date indicated in R14-2-1602.
F. The Commision shall consider the recommendations and decide what actions, if any, to take based on the recommendations.
G. The Affected Utilities shall file estimates of unmitigated Stranded Cost. Such estimates shall be fully supported by analyses and by records of market transactions undertaken by willing buyers and willing sellers.
H. An Affected Utility shall request Commission approval of distribution charges or other means of recovering unmitigated Stranded Cost from customers who reduce or terminate service from the Affected Utility as a direct result of competition governed by this Article, or who obtain lower rates from the Affected Utility as a direct result of the competition governed by this Article.
I. The Commission shall, after hearing and consideration of analyses and recommendations presented by the Affected Utilities, Staff, and intervenors, determine for each Affected Utility the magnitude of Stranded Cost, and appropriate Stranded Cost recovery mechanisms and charges. In making its determination of mechanisms and charges, the Commission shall consider at least the following factors:
     1.  The  impact  of  Stranded  Cost  recovery  on  the   effectiveness   of
         competition;
     2. The impact of Stranded Cost recovery on customers of the Affected Utility who do not participate in the competitive market;
     3. The impact, if any, on the Affected Utility's ability to meet debt obligations;
     4. The impact of Stranded Cost recovery on prices paid by consumers who participate in the competitive market;
     5. The degree to which the Affected Utility has mitigated or offset Stranded Cost;
     6. The degree to which some assets have values in excess of their book values;
     7.  Appropriate treatment of negative Stranded Cost;
     8. The time period over which such Stranded Cost charges may be recovered. The Commission shall limit the application of such charges to a specified time period;
     9.  The ease of determining the amount of Stranded Cost;
     10. The applicability of Stranded Cost to interruptible customers;
     11. The amount of electricity generated by renewable generating resources owned by the Affected Utility.
J. Stranded Cost may only be recovered from customer purchases made in the competitive market using the provisions of this Article. Any reduction in electricity purchases from an Affected Utility resulting from self-generation, demand side management, or other demand reduction attributable to any cause other than the retail access provisions of this Article shall not be used to calculate or recover any Stranded Cost from a consumer.
K. The Commission may order an Affected Utility to file estimates of Stranded Cost and mechanisms to recover or, if negative, to refund Stranded Cost.
L. The Commission may order regular revisions to estimates of the magnitude of Stranded Cost.

R14-2-1608. System Benefits Charges
A.   By the date indicated in R14-2-1602, each Affected Utility shall file for

     Commission review non-bypassable rates or related mechanisms to recover the applicable pro-rata costs of System Benefits from all consumers located in the Affected Utility's service area who participate in the competitive market. In addition, the Affected Utility may file for a change in the System Benefits charge at any time. The amount collected annually through the System Benefits charge shall be sufficient to fund the Affected Utilities' present Commission-approved low income, demand side management, environmental, renewables, and nuclear power plant decommissioning programs.
B. Each Affected Utility shall provide adequate supporting documentation for its proposed rates for System Benefits.
C. An Affected Utility shall recover the costs of System Benefits only upon hearing and approval by the Commission of the recovery charge and mechanism. The Commission may combine its review of System Benefits charges with its review of filings pursuant to R14-2-1606.
D. Methods of calculating System Benefits charges shall be included in the workshops described in R14-2-1606(I).

R14-2-1609. Solar Portfolio Standard
A. Starting on January 1, 1999, any Electric Service Provider selling electricity under the provisions of this Article must derive at least 1/2 of 1% of the total retail energy sold competitively from new solar resources, whether that solar energy is purchased or generated by the seller. Solar resources include photovoltaic resources and solar thermal resources that generate electricity. New solar resources are those installed on or after January 1, 1997.
B.   Solar portfolio standard after December 31, 2001:
     1. Starting on January 1, 2002, any Electric Service Provider selling electricity under the provisions of this Article must derive at least 1% of the total retail energy sold competitively from new solar resources, whether that solar energy is purchased or generated by the seller. Solar resources include photovoltaic resources and solar thermal resources that generate electricity. New solar resources are those installed on or after January 1, 1997.
     2. The Commission may change the solar portfolio percentage applicable after December 31, 2001, taking into account, among other factors, the costs of producing solar electricity and the costs of fossil fuel for conventional power plants.
C. Any Electric Service Provider certificated under the provisions of this Article shall be able to credit 2 times the electric energy it generated, or caused to be generated under contract, before January 1, 1999 using photovoltaics or solar thermal resources installed on or after January 1, 1997 in Arizona to the electric energy requirements of R14-2-1609(A) or R14-2-1609(B).
D. Electric Service Providers selling electricity under the provisions of this Article shall provide reports on sales and solar power as required in this Article, clearly demonstrating the output of solar resources, the installation date of solar resources, and the transmission of energy from those solar resources to Arizona consumers. The Commission may conduct necessary monitoring to ensure the accuracy of these data.
E. If an Electric Service Provider selling electricity under the provisions of this Article fails to meet the requirement in R14-2-1609(A) or R14-2-1609(B) in any year, the Commission may impose a penalty on that Electric Service Provider up to

     $0.30 per kWh for deficiencies in the provision of solar energy. In addition, if the provision of solar energy is consistently deficient, the Commission may void an Electric Service Provider's contracts negotiated under this Article.
F. Photovoltaic or solar thermal resources that are located on the consumer's premises shall count toward the solar portfolio standard applicable to the current Electric Service Provider serving that consumer.
G. The solar portfolio standard described in this section is in addition to renewable resource goals for Affected Utilities established in Decision No. 58643.

R14-2-1610. Spot Markets and Independent System Operation
A. The Commission shall conduct an inquiry into spot market development and independent system operation for the transmission system.
B. The Commission may support development of a spot market or independent system operator(s) for the transmission system.
C. The Commission may work with other entities to help establish spot markets and independent system operators.

R14-2-1611.  In-State Reciprocity
A. The service territories of Arizona electric utilities which are not Affected Utilities shall not be open to competition under the provisions of this Article, nor shall Arizona electric utilities which are not Affected Utilities be able to compete for sales in the service territories of the Affected Utilities.
B. An Arizona electric utility, subject to the jurisdiction of the Commission, which is not an Affected Utility may voluntarily participate under the provisions of this Article if it makes its service territory available for competing sellers, if it agrees to all of the requirements of this Article, and if it obtains an appropriate Certificate of Convenience and Necessity.
#C. The Commission shall pursue, on its own or in cooperation whith the Joint Legislative Study Committe on Electric Industry Competition established by House Bill 2504 (1996), legislation to address the role of electric utilities of Arizona political subdivisions or municipal corporations in a competitive market. The Commission shall further make available, as appropriate, Staff assistance to the Legislature if the Legislature requests such assistance for the purpose of determining the proper role of electric utilities of Arizona political subdivisions or municipal corporations in a competitive market.
D. An Arizona electic utility, not subject to the jurisdiction of the Commission, which is not an Affected Utility, may voluntarily participate under the provisions of this Article if it makes its service territory available for competing sellers, if it agrees to all of the requirements of this Article other than any requirement to obtain a Certificate of Convenience and Necessity, if adequate enforcement mechanisms can be established, and if all other Affected Utilities consent in writing.#
C.   An  Arizona  electric  utility,  not  subject  to the  jurisdiction  of the
     ---------------------------------------------------------------------------
     Commission,  may submit a statement to the  Commission  that it voluntarily
     ---------------------------------------------------------------------------
     opens its service  territory for competing  sellers in a manner  similar to
     ---------------------------------------------------------------------------
     the provisions of this Article.  Such statement shall be accompanied by the
     ---------------------------------------------------------------------------
     electric utility's nondiscriminatory Standard Offer Tariff, electric supply
     ---------------------------------------------------------------------------
     tariffs,  Unbundled Services rates, Stranded Cost charges,  System Benefits
     ---------------------------------------------------------------------------
     charges, Distribution Services charges and any other applicable tariffs and
     ---------------------------------------------------------------------------
     policies for services  the  electric  utility  offers for which these Rules
     ---------------------------------------------------------------------------
     otherwise  require  compliance  by Affected  Utilities or Electric  Service
     ---------------------------------------------------------------------------
     Providers.  Such filings  shall serve as  authorization  for such  electric
     ---------------------------------------------------------------------------
     utility to utilize the  Commission's  Rules of Practice and  Procedure  and
     ---------------------------------------------------------------------------
     other applicable Rules concerning any complaint that an Affected Utility or
     ---------------------------------------------------------------------------

#Text between # indicates strikethrough

     Electric Service Provider is violating any provision  of this Article or is
     ---------------------------------------------------------------------------
     otherwise  discriminating against the filing electric utility or failing to
     ---------------------------------------------------------------------------
     provide just and reasonable rates in tariffs filed under this Article.
     ---------------------------------------------------------------------------
D.   If an electric  utility is an Arizona  political  subdivision  or municipal
     ---------------------------------------------------------------------------
     corporation,  then the existing service  territory of such electric utility
     ---------------------------------------------------------------------------
     shall  be  deemed  open to  competition  if the  political  subdivision  or
     ---------------------------------------------------------------------------
     municipality  has  entered  into an  intergovernmental  agreement  with the
     ---------------------------------------------------------------------------
     Commission  that  establishes  nondiscriminatory  terms and  conditions for
     ---------------------------------------------------------------------------
     Distribution  Services and other Unbundled  Services,  provides a procedure
     ---------------------------------------------------------------------------
     for  complaints  arising  therefrom,  and  provides  for  reciprocity  with
     ---------------------------------------------------------------------------
     Affected Utilities.  The Commission shall conduct a hearing to consider any
     ---------------------------------------------------------------------------
     such intergovernmental agreement.


R14-2-1612. Rates

A. Market determined rates for competitively provided services as defined in R14-2-1605 shall be deemed to be just and reasonable.
B. Each Electric Service Provider selling services under this Article shall have on file with the Commission tariffs describing such services and maximum rates for those services, but the services may not be provided until the Commission has approved the tariffs.
C. Prior to the date indicated in R14-2-1604(D), competitively negotiated contracts governed by this Article customized to individual customers which comply with approved tariffs do not require further Commission approval. However, all such contracts whose term is one year or more and for service of 1 MW or more must be filed with the Director of the Utilities Division as soon as practicable. If a contract does not comply with the provisions of this
     Article it shall not become effective without a Commission order.
D. Contracts entered into on or after the date indicated in R14-2-1604(D) which comply with approved tariffs need not be filed with the Director of the Utilities Division. If a contract does not comply with the provisions of this Article it shall not become effective without a Commission order.
E. An Electric Service Provider holding a Certificate pursuant to this Article may price its competitive services, as defined in R14-2-1605, at or below the maximum rates specified in its filed tariff, provided that the price is not less than the marginal cost of providing the service.
F. Requests for changes in maximum rates or changes in terms and conditions of previously approved tariffs may be filed. Such changes become effective only upon Commission approval.

R14-2-1613.  Service Quality, Consumer Protection, Safety, and Billing
             Requirements
A. Except as indicated elsewhere in this Article, R14-2-201 through R14-2-212, inclusive, are adopted in this Article by reference. However, where the term "utility" is used in R14-2-201 through R14-2-212, the term "utility" shall pertain to Electric Service Providers providing the services described in each paragraph of R14-2-201 through R14-2-212. R14-2-212(G)(2) shall pertain only to Affected Utilities. R14-2-212(G)(4) shall apply only to Affected Utilities. R14-2-212(H) shall pertain only to Electric Service Providers who provide distribution service.
B.   The following shall not apply to this Article:
     1.  R14-2-202 in its entirety,
     2.  R14-2-212(F)(1),
     3.  R14-2-213.
C. No consumer shall be deemed to have changed suppliers of any service authorized in this Article (including changes from supply by the Affected Utility to another supplier) without written authorization by the consumer for service from the new supplier. If a consumer is switched to a different ("new") supplier without such written authorization, the new supplier shall cause service by the previous supplier to be resumed and the new supplier shall bear all costs associated with switching the consumer back to the previous supplier.
D. Each Electric Service Provider providing service governed by this Article shall be responsible for meeting applicable reliability standards and shall work cooperatively with other companies with whom it has interconnections, directly or indirectly, to ensure safe, reliable electric service.
E. Each Electric Service Provider shall provide at least 30 days notice to all of its affected consumers if it is no longer obtaining generation, transmission, distribution, or ancillary services necessitating that the consumer obtain service from another supplier of generation, transmission, distribution, or ancillary services.

F. All Electric Service Providers rendering service under this Article shall submit accident reports as required in R14-2-101.
G. An Electric Service Provider providing firm electric service governed by this Article shall make reasonable efforts to reestablish service within the shortest possible time when service interruptions occur and shall work cooperatively with other companies to ensure timely restoration of service where facilities are not under the control of the Electric Service Provider
H. Each Electric Service Provider shall ensure that bills rendered on its behalf include the toll free telephone numbers for billing, service, and safety inquiries and the telephone number of the Consumer Services Section of the Arizona Corporation Commission Utilities Division. Each Electric Service Provider shall ensure that billing and collection services rendered on its behalf comply with R14-2-1613(A) and R14-2- 1613(B).
I.   Additional Provisions for Metering and Meter Reading Services
     1. An Electric Service Provider who provides metering or meter reading services pertaining to a particular consumer shall provide access to meter readings to other Electric Service Providers serving that same consumer.
     2. A consumer or an Electric Service Provider relying on metering information provided by another Electric Service Provider may request a meter test according to the tariff on file and approved by the Commission. However, if the meter is found to be in error by more than 3%, no meter testing fee will be charged.
     3. Protocols for metering shall be developed subsequent to the workshops described in R14-2-1606(I).
J.   Working Group on System Reliability and Safety:
     1. If it has not already done so, the Commission shall establish, by separate order, a working group to monitor and review system reliability and safety.
         a. The working group may establish technical advisory panels to assist it.
         b. The working group shall commence activities within 15 days of the date of adoption of this Article.
         c. Members of the working group shall include representatives of Staff, consumers, the Residential Utility Comsumer Office, utilities, other Electric Service Providers and organizations promoting energy efficiency. In addition, the Executive and Legislative Branches shall be invited to send representatives to be members of the working group.
         d. The working group shall be coordinated by the Director of the Utilities Division of the Commission or by his or her designee.
     2. All Electric Service Providers governed by this Article shall cooperate and participate in any investigation conducted by the working group, including provision of data reasonably related to system reliability or safety.
     3. The working group shall report to the Commission on system reliability and safety regularly, and shall make recommendations to the Commission regarding improvements to reliability or safety.
K. Electric Service Providers shall comply with applicable reliability standards and practices established by the Western Systems Coordinating Council and the North American Electric Reliability Council or successor organizations.
L. Electric Service Providers shall provide notification and informational materials to consumers about competition and consumer choices, such as a standardized description of services, as ordered by the Commission.

R14-2-1614.  Reporting Requirements

A. Reports covering the following items shall be submitted to the Director of the Utilities Division by Affected Utilities and all Electric Service Providers granted a Certificate of Convenience and Necessity pursuant to this Article. These reports shall include the following information pertaining to competitive service offerings, Unbundled Services, and Standard Offer services in Arizona:
     1.  Type of services offered;
     2. kW and kWh sales to consumers, disaggregated by customer class (e.g., residential, commercial, industrial);
     3. Solar energy sales (kWh) and sources for grid connected solar resources; kW capacity for off-grid solar resources;
     4. Revenues from sales by customer class (e.g., residential, commercial, industrial);
     5. Number of retail customers disaggregated as follows: aggregators, residential, commercial under 100 kW, commercial 100 kW to 2999 kW, commercial 3000 kW or more, industrial less than 3000 kW, industrial 3000 kW or more, agricultural (if not included in commercial), and other;
     6. Retail kWh sales and revenues disaggregated by term of the contract (less than 1 year, 1 to 4 years, longer than 4 years), and by type of service (for example, firm, interruptible, other);
     7. Amount of and revenues from each service provided under R14-2- 1605, and, if applicable, R14-2-1606;
     8.  Value of all Arizona specific assets and accumulated depreciation;
     9. Tabulation of Arizona electric generation plants owned by the Electric Service Provider broken down by generation technology, fuel type, and generation capacity;
     10. Other data requested by Staff or the Commission;
     11. In addition, prior to the date indicated in R14-2-1604(D), Affected Utilities shall provide data demonstrating compliance with the requirements of R14-2-1604;
B.   Reporting Schedule
     1. For the period through December 31, 2003, semi-annual reports shall be due on April 15 (covering the previous period of July through December) and October 15 (covering the previous period of January through June). The first such report shall cover the period January 1 through June 30, 1999.
     2. For the period after December 31, 2003, annual reports shall be due on April 15 (covering the previous period of January through December). The first such report shall cover the period January 1 through December 31, 2004.
C. The information listed above may be provided on a confidential basis. However, Staff or the Commission may issue reports with aggregate statistics based on confidential information that do not disclose data pertaining to a particular seller or purchases by a particular buyer.

D. Any Electric Service Provider governed by this Article which fails to file the above data in a timely manner may be subject to a penalty imposed by the Commission or may have its Certificate rescinded by the Commission.
E. Any Electric Service Provider holding a Certificate pursuant to this Article shall report to the Director of the Utilities Division the discontinuation of any competitive tariff as soon as practicable after the decision to discontinue offering service is made.
F. In addition to the above reporting requirements, Electric Service Providers governed by this Article shall participate in Commission workshops or other forums whose purpose is to evaluate competition or assess market issues.
G. Reports filed under the provisions of this section shall be submitted in written format and in electronic format. Electric Service Providers shall coordinate with the Commission Staff on formats.

R14-2-1615.  Administrative Requirements

A. Any Electric Service Provider certificated under this Article may propose additional electric services at any time by filing a proposed tariff with the Commission describing the service, maximum rates, terms and conditions. The proposed new electrical service may not be provided until the Commission has approved the tariff.
B. Contracts filed pursuant to this Article shall not be open to public inspection or made public except on order of the Commission, or by the Commission or a Commissioner in the course of a hearing or proceeding.
C. The Commission may consider variations or exemptions from the terms or requirements of any of the rules in this Article upon the application of an affected party. The application must set forth the reasons why the public interest will be served by the variation or exemption from the Commission rules and regulations. Any variation or exemption granted shall require an order of the Commission. Where a conflict exists between these rules and an approved tariff or order of the Commission, the provisions of the approved tariff or order of the Commission shall apply.
D. The Commission may develop procedures for resolving disputes regarding implementation of retail electric competition.

R14-2-1616. Legal Issues
A. A working group to identify, analyze and provide recommendations to the Commission on legal issues relevant to this Article shall be established.
     1. The working group shall commence activities within 15 days of the date of adoption of this Article.
     2. Members of the working group shall include representatives of Staff, the Residential Utility Consumer Office, consumers, utilities, and other Electric Service Providers. In addition, the Executive and Legislative Branches and the Attorney General shall be invited to send representatives to be members of the working group.
     3. The working group shall be coordinated by the Director of the Legal Division of the Commission or by his or her designee.
B. The working group shall submit to the Commission a report on the activities and recommendations of the working group no later than 90 days prior to the date indicated in R14-2-1602.
C. The Commission shall consider the recommendations and decide what actions, if any, to take based on the recommendations.

                                   APPENDIX B
                                   ----------

                          CONCISE EXPLANATORY STATEMENT
                          -----------------------------

         This explanatory statement is provided to comply with A.R.S. Section 41-1036.

I.       REASONS FOR ADOPTING THE PROPOSED AMENDMENTS.
         The Arizona Corporation Commission has promulgated proposed Rules to govern the provision of competitive electric services in the State of Arizona.

R14-2-1601.  Definitions.
         This section contains all the definitions necessary to interpret and follow the provisions set forth in the proposed Rules.

R14-2-1602.  Filing of Tariffs by Affected Utilities.
         This section requires all Affected Utilities (defined in R14-2-1601) to file tariffs required by this Article by December 31, 1997.

R14-2-1603.  Certificates of Convenience and Necessity.
         This section requires all Electric Services Providers (defined in R14-2-1601) intending to supply electric services under this Article to obtain a Certificate of Convenience and Necessity from the Commission. Affected Utilities already have Certificates for their existing service area, and thus need not obtain a Certificate in order to continue to provide service therein. This section sets up the process for obtaining such Certificates, as well as grounds for denial and conditions under which they may be granted.

R14-2-1604.  Competitive Phases.
         This section outlines the time frames for the introduction of competition in Arizona. In the first phase, to begin in 1999, Affected Utilities are required to open up 20 percent of their base year (1995) markets (as measured by kW demand) to competition. In the second phase, to begin in 2001, this is enlarged to at least 50 percent of the incumbent utilities' base year markets. Full competition for generation, the third phase, begins in 2003. At least 15 percent of the eligible demand must be reserved for residential consumers in the competitive marketplace in the first phase, and at least 30 percent of the eligible demand must be reserved for residential consumers in the competitive marketplace in the second phase. In addition, prior to 2001, no single consumer may receive more than 20 percent of the total service available in the competitive market in an Affected Utility's service territory.
         The Affected Utilities must propose how customers will be selected for participation in the competitive market. Consumers who use photovoltaics or solar thermal resources (built after January 1, 1997 and installed in Arizona) for at least 10 percent of their annual electricity consumption are automatically included in the list of eligible customers for participation in the competitive market if they wish to participate in the competitive market. To assist the Affected Utilities and the Commission in understanding selection issues, a workshop will be conducted on selection issues prior to the date when selection filings are due.
         Customers served under existing contracts are eligible to participate in the competitive market prior to expiration of the existing contract only if the affected utility and customer agree to early revision of the contract. Buy-throughs are permitted on a voluntary basis. These mechanisms, which enable the incumbent utility to purchase specific sources of energy at wholesale for the use of a specific consumer, may enable some consumers to obtain some of the benefits of competition prior to the start of the first competitive phase, if the Commission approves.
         Electric cooperatives may request a modification to the schedule. Any such requests must include proposals on enhancing consumer choice among generation resources. The Commission will have to consider the costs and benefits of modifying the schedule in making a determination on the proposed modifications.

R14-2-1605.  Competitive Services.
         This section describes services which can be provided competitively. These include generation at any location (including distributed generation) plus other services except distribution service and except services required by the federal government to be provided on a monopoly basis.

R14-2-1606.  Services Required To Be Made Available by Affected Utilities.
         This section deals with utilities' obligations to provide unbundled services and standard offer services. Incumbent utilities must offer "Standard Offer" service in their service territories until the Commission determines that competition has been substantially implemented. Standard offer service consists of bundled service at regulated rates for consumers who do not or cannot participate in the competitive market. In addition, by December 31, 1997, Affected Utilities will have to file unbundled tariffs to provide to all eligible purchasers on a nondiscriminatory basis the following services: Distribution service, metering and meter reading, billing and collection, open access transmission service, and ancillary services. Such transmission and ancillary service tariffs must be consistent with applicable tariffs filed with the Federal Energy Regulatory Commission ("FERC").
         This section also sets up guidelines and practices for the authorization and release of customer demand and energy data, sets up a process for the review of rates for unbundled services, and sets up a series of workshops to explore various issues involved in the provision of unbundled services and Standard Offer services.

R14-2-1607.  Recovery of Stranded Cost of Affected Utilities.
         This section discusses the process by which Affected Utilities may seek to recover their unmitigated Stranded Costs (defined in R14-2-1601). The section sets up a working group to develop recommendations for the analysis and recovery of such Stranded Costs, and sets forth several factors to be considered in allowing this recovery. Stranded Costs can only be recovered from customers in the competitive marketplace, and estimates of Stranded Costs must be updated periodically to allow the Commission to monitor the magnitude of such costs, and to grant refunds where such estimates may be overstated.

R14-2-1608.  System Benefits Charges.
         This section recognizes the availability of the recovery of costs of Commission-approved utility low income, demand side management, environmental, renewables, and nuclear power plant decommissioning programs. Affected Utilities are to propose the necessary charges on competitive consumers (to continue existing programs) for Commission review and approval.

R14-2-1609.  Solar Portfolio Standard.
         This section requires any Electric Service Provider selling electricity under the provisions of the Rules to derive at least 1/2 of 1% of the total retail energy sold competitively from new solar resources. As of January 1, 2001, this standard becomes 1%, unless the Commission decides otherwise. New solar resources are those installed on or after January 1, 1997. Electric Service Providers selling electricity derived from new solar resources prior to January 1, 1999 are allowed to claim credit toward the Solar Portfolio Standard for twice the electric energy generated by such solar resources prior to 1999. Periodic reports of such sales of solar energy are required; Electric Services Providers who fail to meet the standard in the Rules may be subject to penalties imposed by the Commission.

R14-2-1610. Spot Markets and Independent System Operators.
         This section requires the Commission to conduct an inquiry into spot market development and independent system operation for the transmission system; the Commission is authorized to support the development of either, and may work with other entities to help establish them.

R14-2-1611. In-State Reciprocity.
         This section recognizes that electric utilities which are not subject to the Commission's jurisdiction are not allowed to participate in the competitive electric market unless certain legislative changes are made, or these electric utilities either voluntarily submit to the Commission=s jurisdiction for purposes of such participation, or they enter into some form of agreement with the Commission to allow for their participation under mutually agreeable terms.

R14-2-1612. Rates.
         This section sets forth the Commission's determination that rates determined by the competitive market are just and reasonable. Electric Service Providers selling services under these Rules are required to file with the Commission tariffs describing such services along with the maximum rates of those services, subject to Commission approval. Pricing for competitive services may be at or below the maximum rates specified in the tariff, provided the price is not less than the marginal cost of the service. Changes in maximum rates or in terms and conditions of previously approved tariffs may be filed, and are effective upon Commission approval.

R14-2-1613.  Service Quality, Consumer Protection, Safety, and Billing
             Requirements.
         This section explicitly recognizes that the Commission's existing rules for electric service apply in the competitive arena, except in specific instances. "Slamming" by suppliers of electric service is explicitly prohibited. Electric Service Providers supplying service under these Rules are responsible for meeting applicable reliability standards, are required to provide customer notice if it is unable to continue providing customers with any service, shall submit accident reports, shall make reasonable efforts to reestablish service in the shortest possible time in the event of service interruptions, and shall ensure that bills rendered on their behalf include toll free telephone numbers for customer inquiries. In addition, Electric Service Providers supplying metering or meter reading services shall provide access to meter readings to other Electric Service Providers serving the same customer. Meter tests may be requested by a consumer or an Electric Service Provider relying on meter information provided by another Electric Service Provider; such test shall be without charge if an error of more than 3% is found. A working group on System Reliability and Safety is set up to monitor and review such issues and make regular reports to the Commission on these issues. All Electric Service Providers are required to comply with applicable reliability standards and practices set forth by the Western Systems Coordinating Council and the North American Electric Reliability Council or successor organizations.

R14-2-1614.  Reporting Requirements.
         This section requires regular reporting of market information so the Commission is able to monitor developments in competitive markets.

R14-2-1615.  Administrative Requirements.
         This section indicates that Electric Service Providers may file to offer new services and that contracts are not public documents. It further states the Commission may grant variation s or exemptions from portions of the Rules. The Commission may also adopt procedures to resolve disputes.

R14-2-1616.  Legal Issues.
         This section sets up a working group to identify, analyze and provide recommendations to the Commission on legal issues relative to these Rules. The Commission shall consider the recommendations and decide the appropriate actions to take thereon.

II. CHANGES IN THE TEXT OF THE PROPOSED AMENDMENT FROM THAT CONTAINED IN THE NOTICE OF RULEMAKING FILED WITH THE SECRETARY OF STATE.

         A.A.C. R14-2-1601 Definitions
         The last sentence has been deleted from R14-2-1601.1. The deleted language stated that "In the event that modifications are made to exisiting law that would allow the application of this Article to the Salt River Project Agricultural Improvement and Power District ("SRP"), then Affected Utilities shall also include SRP."
         A.A.C. R14-2-1603 Certificates of Convenience and Necessity
         The second sentence of R14-2-1603(B) has been amended to read: "Such Certificates shall be restricted to geographical areas served by the Affected Utilities as of the date this Article is adopted and to service areas added under the provisions of R14-2-1611."
         A.A.C. R14-2-1611 In-State Reciprocity
         R14-2-1611(C) has been deleted. The remaining subsections have been renumbered and relettered accordingly.
         R14-2-1611D (now C) has been amended to read:
         C. An Arizona electric utility, not subject to the jurisdiction of the Commission, may submit a statement to the Commission that it voluntarily opens its service territory for competing sellers in a manner similar to the provisions of this Article. Such statement shall be accompanied by the electric utility's nondiscriminatory Standard Offer tariff, electric supply tariffs, Unbundled Services rates, Stranded Cost charges, System Benefits charges, Distribution Services charges and any other applicable tariffs and policies for services the electric utility offers, for which these Rules otherwise require compliance by Affected Utilities or Electric Service Providers. Such filings shall serve as authorization for such electric utility to utilize the Commission's Rules of Practice and Procedure and other applicable Rules concerning any complaint that an Affected Utility or Electric Service Provider is violating any provision of this Article or is otherwise discriminating against the filing electric utility or failing to provide just and reasonable rates in tariffs filed under this Article.

         R14-2-1611D has been added to read:
         D. If an electric utility is an Arizona political subdivision or municipal corporation, then the existing service territory of such electric utility shall be deemed open to competition if the political subdivision or municipality has entered into an intergovernmental agreement with the Commission that establishes nondiscriminatory terms and conditions for Distribution Services and other Unbundled Services, provides a procedure for complaints arising therefrom, and provides for reciprocity with Affected Utilities. The Commission shall conduct a hearing to consider any such intergovernmental agreement.

III.     EVALUATION OF THE ARGUMENTS FOR AND AGAINST THE PROPOSED AMENDMENTS.

         A.     General Legal Arguments Against The Rules.

                1. The Commission Has the Legal Right to Promulgate These Rules.
         One primary overriding comment made by the parties is that the Commission has no legal right to adopt these Rules. This argument follows several lines of reasoning, the three primary ones being that the rules modify or abrogate the regulatory compact; the rules are in violation of the Arizona Administrative Procedures Act; and that the Commission does not have the authority to issue, modify or delete a Certificate of Convenience and Necessity without some legislative change.
                Issue: The Rules  Are an Unlawful  Modification or Abrogation of
                       the Regulatory Compact.
         The basic argument made by the parties regarding the regulatory compact is that there is some sort of "contract" between the state and the incumbent monopoly electric utility, wherein the utility is obligated to supply electricity to all customers who require it at a reasonable cost, and in return, the state agrees to provide the utility with the exclusive right to serve all customers within a defined territory. The argument goes on to assert that since the Proposed Rules would change the exclusive nature of electric service, the rules unilaterally abrogate or at least modify this contract, and thus the Proposed Rules cannot be passed.
         Staff argues that no such contract has been formed. Generally, a party asserting the formation of a contract by statute must overcome a presumption against such formation, and courts will be cautious both in identifying a contract within the language of a regulatory statute, and in defining the outlines of any contractual obligation. Nat'l R.R. Passenger Corp. v. Atchison, Topeka, and Santa Fe Ry. Co., 470 U.S. 451, 466, 105 S.Ct. 1441, 1452 (1985).
"[A]bsent some clear indication that the legislature intends to bind itself contractually, the presumption is that 'a law is not intended to create private contractual or vested rights but merely declares a policy to be pursued until the legislature shall ordain otherwise.'" Id. at 465-66, 105 S.Ct. at 1451 (quoting Dodge v. Bd. Educ. of City of Chicago, 302 U.S. 74, 79, 58 S.Ct. 98, 100 (1937)). In promulgating these Proposed Rules, the Commission is exercising the legislative discretion flowing from its plenary ratemaking authority. See Simms v. Round Valley Light & Power, 80 Ariz. 145, 294 P.2d 378
(1956). The question as to whether particular legislation creates a contractual right begins with an examination of the statute itself. Nat'l R.R. Corp., 470 U.S. at 465-66, 105 S.Ct. at 1451. However, a search of the Arizona Constitution reveals no such intent on the part of the State to bind itself. Indeed, the Constitution expressly disfavors monopolies: "[m]onopolies and trusts shall never be allowed in this State . . . ." Ariz. Const. Art. XIV, section 15.
         Staff further notes that,  while the parties cite  Application of Trico
Electric Co-operative, Inc., 92 Ariz. 373, 377 P.2d 309 (1962) for the proposition that "the state in effect contracts" with a monopoly utility, that language in Trico is clearly dicta. Additionally, other cases refer to regulated monopoly as public policy rather than a contractual relationship. See Ariz. Corp. Comm'n v. Super. Ct., 105 Ariz. 56, 59, 459 P.2d 489 (1969) (regulated monopoly held to be public policy of Arizona); Winslow Gas Co. v. Southern Union Gas Co., 76 Ariz. 373, 385, 265 P.2d 442, 443 (1954)(referring to Arizona=s public policy of controlled monopoly); James P. Paul Water Co. v. Ariz. Corp. Comm'n, 137 Ariz 426, 429, 671 P.2d 404, 407 (1983)("It is well established that Arizona's public policy respecting public service corporations . . . is one of regulated monopoly over freewheeling competition.").
         In addition, Staff points out that it is well established that any alleged contract is subject to modifications in the law. The parties seem to find the source of the regulatory compact in both the Arizona Constitution and the statutes concerning public service corporations. The Constitution clearly provides for changes in the law concerning public service corporations; see Ariz. Const Art. XV, section 3. Further, any statutes concerning public service corporations may be changed at any time as well. If indeed the Constitution and the statutes have created a contract such as the parties claim, then this possibility for changes in the law must also be a part of that contract.
         Analysis: We are not convinced that the regulatory policy of the state has formed any sort of contract with the Affected Utilities. It appears that the former "policy" of regulated monopoly was just that- a policy, made with no intent to bind the state or the Commission. Finally, we recognize, as should the utilities, that such regulatory policies are always subject to change as the economics and technologies of the time also change.
         Resolution:  There is no  reason  to delay  the  promulgation  of these
Rules.
         Issue:   The Rules Violate the Administrative Procedures Act.
         The next argument made by the parties is that the Commission in adopting the Proposed Rules in this manner is violating the Arizona Administrative Procedures Act ("APA"), A.R.S. section 41-1001 et seq. There are two prongs to this argument, one being that the rules will clearly not be certified by the Attorney General's office, and the other being that because the Economic Impact Statement ("EIS") accompanying the Proposed Rules are somehow inadequate, interested persons are not given an adequate opportunity for notice and comment as required in the APA. Both prongs are without merit.
         Staff believes that the rules are not subject to Attorney General certification, as they are quite plainly a manifestation of the Commission's ratemaking authority. Clearly, the adoption of the Proposed Rules will have an impact on rates, something even all the commentators seem to recognize. Such an impact on rates has been recognized as grounds for the Commission's authority to exercise its plenary ratemaking authority through the adoption of rules. Ariz. Corp. Comm'n v. State ex rel. Woods, 171 Ariz. 286, 295, 830 P.2d 807, 816
(1992). Where rules, such as these, are an exercise of that ratemaking authority, the Attorney General does not have the authority to review and reject them. State ex rel. Corbin v. Ariz. Corp. Comm'n, 174 Ariz. 216, 219, 848 P.2d 301 (Ct.App. 1992).
         Further, Staff notes that the Commission is expressly exempted pursuant to A.R.S. section 41-1057 from the requirement of submitting an EIS as set forth in section 41-1055. Under section 41-1057, the Commission is merely required to adopt substantially similar review procedures for its rules. This is what Staff has done in this case in preparing the EIS forwarded to the Secretary of State as part of the rulemaking package. Staff thus believes its EIS thus meets the requirements of the APA.
         Analysis: We have previously litigated the issue of whether Commission rules involving ratemaking are subject to review and certification by the Attorney general=s office. The Courts have been clear in deciding that they are not. Further, we are satisfied that the EIS prepared by Staff meets the statutory requirements set forth in A.R.S. section 41-1057.
         Resolution:  There is no  reason  to delay  the  promulgation  of these
Rules.
         Issue:   The Adoption of These Rules Modifies Existing CC&Ns.
         Another argument raised by various parties in this proceeding is that the Commission has no authority to enact the Rules because the legislature has not afforded the Commission the authority to issue competitive CC&Ns as is contemplated by the Rules. According to this argument, the Commission has no authority to promulgate the Rules until the legislature grants to the Commission the authority to grant competitive CC&Ns.
         Staff urges that the adoption of these Rules does not grant to any potential competitor the right to provide electric service. Pursuant to the Rules, CC&Ns may be granted to applicants after going through an application process which includes public notice of the application and an opportunity for a hearing. See A.A.C. R14-2-1603. No CC&N is granted merely by the adoption of the Rules, and any CC&N granted under these Rules is expressly conditional upon numerous factors set forth in the rules. Therefore no additional legislative authority is required for the Commission to promulgate the Rules.
         Furthermore, Staff points out that courts have recognized that the Commission does have the authority to determine when competition is in the public interest and to issue competitive CC&Ns. Arizona v. People's Freight Line, 41 Ariz. 158, 166-67, 16 P.2d 420, 423 (1932); Winslow Gas Co. v. Southern
Union Gas Co., 76 Ariz.  383, 385, 265 P.2d 442, 443 (1954).  Thus,  while Staff welcomes a role for the legislature in clarifying this authority, Staff believes such authority already exists.
         Analysis: The Rules as drafted set forth a framework for the introduction of competition into the electric services market in Arizona. As they are merely a framework, the Rules do not grant, modify, or delete any new or existing CC&N. The Rules do set up a process that must be followed before any such event occurs. All of the objecting parties are anticipated and expected to participate in such process. We are also persuaded by Staff's argument that we already have the authority to grant competitive CC&Ns, when the public interest demands it. However, that is an issue that we expect to address again before any competitive CC&Ns are issued.
         Resolution:  There is no  reason  to delay  the  promulgation  of these
Rules.
         2.     The Adoption of the Proposed Rules Does Not Violate Due Process.
         Issue: Several parties in their comments have observed that the Proposed Rules as written violate due process because they are impermissibly vague. They argue that the Proposed Rules defer resolution of too many issues, such as stranded cost and the nature of CC&Ns under the rules, and do not give the affected parties fair warning as to how these and other aspects of the rules will be determined by the Commission.
         Staff  acknowledges  that a statute or rule is  impermissibly  vague in violation of due process if a) it fails to give a person of ordinary intelligence a reasonable opportunity to know what the law is in order to plan accordingly, or b) it allows arbitrary or discriminatory enforcement by failing to provide an objective standard. Bird v. State, 184 Ariz. 198, 908 P.2d 12 (Ct.App. 1995). However, Staff believes the Rules as written do not violate this standard. First, in regard to stranded cost recovery, the Rules set up a process for utilities claiming to have incurred stranded costs to seek recovery of those costs. The Rules set forth several factors for the Commission to consider in determining a utility's stranded cost, and allow the requesting utility to recover the appropriate amount. The Rules thus give the utility an opportunity to know what the law is so it can plan ahead, and sets forth an objective standard which the Commission must follow in doing so. As for CC&Ns, once again it is clear to a person of ordinary intelligence that under the Rules, all new CC&Ns will be competitive CC&Ns, and that under the rules there is a clear standard for granting such CC&Ns.
         Analysis: The Rules as written give the parties a great deal of guidance in terms of what is expected in the new competitive environment. Precise specificity is of course impossible; neither we nor anyone else has the prescience to know exactly what will happen in the future. However, the Rules do set adequate standards and processes for dealing with these future uncertainties. We thus do not agree that the Rules are impermissibly vague in violation of due process.
         Resolution:  There is no  reason  to delay  the  promulgation  of these
Rules.
         3.       The Proposed Rules Do Not Violate Equal Protection.
         Issue: Some parties argue that the rules as proposed do not allow for equal treatment of all members of a recognized class, that class being all entities that provide electric services. The claim is made that the Proposed Rules treat incumbent monopoly public service corporations differently than they treat such potential competitors as the Salt River Project, municipal corporations, tribal authorities and non-utility generators. According to these comments, these other entities are not subject to any of the obligations of the Proposed Rules, but are still allowed to reap the benefits of the rules. Such unequal treatment, it is claimed, violates equal protection.
         Staff notes that there are serious differences between the incumbent monopoly providers and other potential entrants. Equal protection is satisfied if all persons in a class are treated alike. Baseball Liquors v. Circle K Corp., 129 Ariz. 215, 630 P.2d 38 (Ct.App. 1981), cert den. 454 U.S. 969, 102 S.Ct.
515. Legislation which applies to members of a class, but not to nonmembers of that class, will be upheld under equal protection if the classification is not arbitrary and there is a substantial difference between those within the class and those without. Farmer v. Killingsworth, 102 Ariz. 44, 424 P.2d 172 (1967). In this instance, there is one clear difference between the incumbent monopoly providers, and all others: the incumbents' monopoly status. To treat all parties identically under the rules would fail to recognize the incumbents' ability to use their current monopoly status to inhibit the competition these rules are designed to encourage. These Proposed Rules recognize that electric competition is not a race that begins with all entrants beginning at the starting gate; rather, the incumbents have a significant head start and a full head of steam. The Proposed Rules treat the incumbents differently because they ARE different. This does not violate equal protection.
         Analysis: As pointed out by Staff, there are clear reasons why Affected Utilities are treated differently than other entities under these Rules. Indeed, it would make no sense to make their treatment identical, because of their differing circumstances. The Rules identify those differences and treat the classes fairly based on those differences.
         Resolution:  There is no  reason  to delay  the  promulgation  of these
Rules.
         4. Passage of the Proposed Rules Does Not Constitute an Unconstitutional Taking.
         Issue: Another argument put forth by several parties is that the property rights of regulated utilities enjoy constitutional protection, and therefore the Rules constitute an unconstitutional taking of this property. The primary focus of these comments s that because under the Rules the Commission possibly may not allow recovery of a utility's entire stranded cost claim, this constitutes a regulatory taking of the utility's property without compensation. Another argument is that the rules confiscate the exclusive rights inherent in existing CC&Ns without compensation
         Staff believes such claims are premature at this time. The Rules as written do not take anything; they do not deny any utility recovery of any stranded cost, nor do they grant any new CC&N. What the rules do is set forth a framework wherein a regulated entity claiming to have stranded costs may come before the Commission and seek recovery of those costs. The rules also establish a process wherein potential new entrants may apply for and receive a CC&N. Mere adoption of the Rules will not result in any property being taken.
         Furthermore, Staff argues that in order for a taking to be unconstitutional, it must be done without compensation. The law is well-settled that takings claims are not ripe until the plaintiff has been denied compensation. Pub. Serv. Comm'n of New Mexico v. City of Albuquerque, 755 F.Supp. 1494, 1498 (D.N.M. 1991). If a state provides an adequate procedure for seeking just compensation, the property owner cannot claim a violation until it has used the procedure and been denied just compensation. Williamson Co. Regional Planning Comm'n v. Hamilton Bank, 473 U.S. 172, 195, 105 S.Ct. 3108, 3121 (1985).
         Any property that a utility believes has been taken once competition has been implemented under the Rules is essentially a stranded cost. The Rules allow for stranded cost recovery, and set forth a process wherein utilities can seek recovery of these costs.
         Analysis: Mere adoption of these Rules does not constitute a taking. Thus claims by parties that the Rules constitute an unlawful taking are clearly premature. Losses in value of utility assets as a result of competition would appear to be stranded costs; as the Rules set forth a process to allow for the recovery of stranded costs, it seems clear that the Rules do not constitute an unconstitutional taking of any utility property.
         Resolution:  There is no  reason  to delay  the  promulgation  of these
Rules.
         B.       A.A.C. R14-2-1601:  Definitions
         Issue: Trico proposes that cooperatives be deleted from the definition of affected utilities (R14-2-1601(1)).
         Staff disagrees. The consumers located in the service areas of the cooperatives should be able to benefit from competition.
         Analysis: The Commission agrees that all customers should be able to benefit from competition, including those located in the service areas of cooperatives.
         Resolution:       No amendment to R14-2-1601(1) is necessary.
         Issue: APS wants to delete the word "net" and to delete the term "value" and substitute "recorded costs of the assets and obligations" from the definition of stranded costs in R14-2-1601(8). Further, APS wants to substitute "used and useful" for "necessary," pertaining to furnishing electricity. APS is also concerned that stranded costs refers only to assets and obligations created prior to the adoption of the article.
         TEP is concerned that the proposed definition of stranded cost would result in reconsideration of the prudence of past investment decisions. TEP states that it is unclear what specific assets and obligations are included in stranded cost and whether the definition is limited to balance sheet accounts. TEP states that stranded cost is not limited to generation assets and may include regulatory assets and operating expenses.
         In response to Arizona Public Service Company's concerns, Staff believes that the word "net" is essential -- it reflects the fact that some assets will have market values greater than regulated values and that some assets will have market values less than regulated value. Further, Staff believes the rule should be general so as to permit stranded cost calculations reflecting the individual circumstances of a given utility.
         Staff expects that, in general, reconsideration such as concerns TEP would not be undertaken, but cannot rule out reconsideration of the prudence of past investments in every circumstance. Further, Staff believes that the definition is clear on these points: the calculation of stranded cost will not consider only generation assets, and can include purchased power contracts, regulatory assets, fuel contracts, etc.
         Evaluation: The Commission should not just allow a utility to recover stranded costs only for those assets whose value has decreased without offsetting that gross stranded cost with increases in the value of other assets. Substituting "recorded costs of the assets and obligations" for "value" is not necessary. APS' point can be dealt with in the stranded cost working group to obtain input from other parties; this may be an issue on which consensus can be reached.
         Resolution:       No amendment to R14-2-1601(8) is necessary.
         C.       R14-2-1604:       Competitive Phases
         Issue: Several cooperatives (Arizona Electric Power Cooperative, Duncan Valley Electric Cooperative, Inc., Graham County Electric Cooperative, Inc., and Sulphur Springs Valley Electric Cooperative), would substitute for R14-2-1604(H), which allows for modifications of the implementation schedule for cooperatives, a requirement that the cooperatives file a report describing the status of the efforts to address and resolve tax exemption and contractual and federal financing issues. Phelps Dodge Morenci, Inc. (Phelps Dodge) disagrees with the contention that cooperatives should be exempted from competition. To do so, Phelps Dodge says, would mean that rural customers will be prevented from receiving the lowest possible price of electricity.
         Staff disagrees with the cooperatives, and agrees with Phelps Dodge, because this proposal will exclude consumers served by cooperatives from the benefits of competition and dilute incentives for the cooperatives to introduce competition.
         The cooperatives propose that a new definition be added for available transmission capability ("the meaning accorded it by Federal Energy Regulatory Commission Order 888 ...). The phrase "subject to Available Transmission Capability" would then be added to the beginning of R14-2-1604(A), (B), and (D). FERC Order 888 requires transmission providers to describe their method for determining available transmission capability posted on the transmission provider's OASIS (Open Access Same time Information Systems). If sufficient transmission capability may not exist to accommodate a service request, the transmission provider will respond by performing a system impact study (Section
15.2 of the pro-forma tariff). System impact studies are described in Section 32 of the pro-forma tariff. If transmission upgrades are needed to supply a service request, the customer must reimburse the transmission provider for the facilities study and, if the customer wants the facilities, he or she will have to pay for them. Staff believes that the cooperative's proposal incorrectly gives the impression that the transmission provider is not obligated to conduct system impact studies or facilities studies as required by the FERC. Therefore, Staff recommends that the wording of the proposed rule not be changed as suggested by the cooperatives.
         The cooperatives also propose to add language to R14-2-1604 that states that "Any consumer which elects to participate in the competitive market shall pay all costs attributable to such election including but not limited to special metering costs and any costs required to relieve transmission or distribution constraints." Staff argues that these costs should be covered by rates charged for unbundled services; no change in the rule is needed.

         Analysis: As with Trico's objection to R14-2-1601(1), the Commission agrees that all customers should be able to benefit from competition, including those located in the service areas of cooperatives. Further, it appears to the Commission that the cooperatives' proposed language regarding transmission service gives the misleading impression that transmission providers have no obligation regarding the stated studies. Finally, the proposed language regarding competitive customers paying special metering costs and other costs is not necessary.
         Resolution:       No amendment to R14-2-1604  is necessary.
         Issue:   Timing of the introduction to competition.
         TEP proposes that unbundling of distribution services be postponed until 2002 to allow operational issues with generation competition to be sorted out first and to allow time to prepare for "complete competitive product and service unbundling."
         Nordic Power of Southpoint I, Limited Partnership (Nordic Power) "supports market-based rates with customer choice in the most expeditious manner reasonably feasible." Nordic Power proposes that the phase-in begin no later than January 1, 1998. Enron Capital & Trade Resources (ECT) agrees that competition should begin in 1998, rather than in 1999.
         Staff believes that two years offers a practical, but aggressive schedule, in which to address all of the unanswered questions that need to be resolved. Two years will allow for evidentiary hearings, working group deliberations, and time to review successful programs as well as problems in other state restructuring efforts.

         Analysis: The time line in the Rule as written for the introduction of competition in these services is both reasonable and feasible. It allows time for the Commission, Staff and other parties to come up to speed on competition quickly, yet is not so hasty as to ignore lessons that can be learned through the procedures in the rules and the experiences of other states.
         Resolution:       No amendment to R14-2-1604 is necessary.

         D. R14-2-1606: Services Required To Be Made Available by Affected Utilities
         Issue:   Obligation to provide service.
         APS wants clarification that an Affected Utility has an obligation to provide service and plan for generation resources during the phase-in period for those customers not eligible for access. Staff notes that R14-2-1606(A) indicates that Affected Utilities have an obligation to provide standard offer service until the Commission determines otherwise.
         Analysis: R14-2-1606(A) is clear on this subject: an Affected Utility has an obligation to provide Standard Offer service until otherwise ordered by this Commission.
         Resolution:       No amendment to R14-2-1606 is necessary.
         E. R14-2-1607: Recovery of Stranded Cost of Affected Utilities
         Issue: R14-2-1607(A) requires Affected Utilities to take every feasible, cost-effective measure to mitigate Stranded Costs.
         APS wants to replace in R14-2-1607(A),"every feasible, cost effective [mitigation] measure" with "reasonable [mitigation] measures..." Staff believes this proposed change may be more workable than the initial wording and would not object to such a change if it were clear that the Commission is serious about having utilities actively work to offset stranded costs through mitigation measures. APS further proposes deletion of the examples of types of mitigation. Staff believes that the examples provide additional clarity to the intent.
         TEP states that it is unclear whether mitigation of stranded costs includes only energy related activities or is all-encompassing, covering any business activity the utility and its affiliates may pursue. TEP believes that profits from activities that are unrelated to the provision of electricity in Arizona and that do not require use of assets acquired to serve electric customers in Arizona, and that are potentially strandable, should not be considered as a source of funds to offset stranded cost.

Further, TEP fears that costs of mitigation activities could become stranded. Staff interprets the rule as including all activities, including non-energy-related activities, as part of mitigation. An Affected Utility's losses due to stranded cost are to be offset by that company's gains in other activities. Further, there cannot be any recoverable stranded costs associated with mitigation since those costs would not be necessary to furnish electricity to consumers in the utility's service territory and be incurred prior to the adoption of the Article.
         RUCO wants greater emphasis on mitigation of stranded costs.
         Analysis: This Commission is serious about having utilities actively pursue mitigation measure to offset stranded costs. Because of that, we believe it is important to retain the current language requiring Affected Utilities to take "every feasible, cost-effective measure to mitigate or offset Stranded Cost." We further agree with Staff that the inclusion of examples of mitigation or offset are helpful to parties in understanding what we are expecting.
         We interpret the rule in a manner similar to Staff, in that it envisions Affected Utilities utilizing a wide variety of methods to mitigate or offset Stranded Cost, including methods unrelated to energy activities. We also agree with Staff that there are no recoverable Stranded Costs associated with mitigation, since those costs cannot be both necessary to furnish electricity to consumers in its service territory, and be incurred prior to the adoption of these Rules.
         So far as RUCO's comments are concerned, we believe the Rule as written adequately emphasizes the importance of mitigation. Further, RUCO never indicates how this additional emphasis is to be provided.
         Resolution:       No amendment to R14-2-1607(A) is necessary.
         Issue:            Guarantee of recovery of Stranded Costs.
         RUCO wants the rule to indicate that there is no guarantee of recovery of stranded costs and that the Commission should make a determination regarding the amount of stranded costs that should be recoverable by each utility. The rule allows recovery of unmitigated stranded cost (R14-2-1607(B)) and for the determination of the magnitude of stranded cost (R14-2-1607(I)).
         Destec is concerned that the Commission has determined the efficacy of stranded cost recovery before considering the issue.
         Staff expects that the Commission will ultimately consider a wide range of estimates of the magnitude of stranded cost offered by Affected Utilities, Staff, RUCO, consumer groups, and other intervenors. The Commission must also consider several factors regarding mechanisms and charges for recovery of stranded costs (R14-2-1607(I)). Staff believes that no change in the rule is needed on this matter.
         Analysis: The Rule does guarantee recovery of unmitigated Stranded Cost, but also provides a process for determining the magnitude of Stranded Cost, and recovery mechanisms and charges. Input from various parties as to that magnitude is provided and encouraged.
         Resolution:       No amendment to the Rule is necessary.
         Issue: R14-2-1607(I) lists various factors to be considered by the Commission in determining the mechanisms for the recovery of Stranded Cost.
         APS wants the rule to indicate that the factors listed in R14-2-1607(I) pertain only to recovery mechanisms and not to the recoverability of stranded costs. APS wants to remove R14-2-1607(I)(8) pertaining to the period over which stranded cost charges may be recovered. Further, APS desires prompt review of Stranded Cost recovery proposals.
         TEP states that a specific time period over which stranded costs are computed should not be ordered. The proposed rule does not specify a standard time period, but leaves this to be determined on a case by base basis.
         AEPCO and other cooperatives propose deleting some of the factors in R14-2-1607(I) because they believe that stranded cost recovery is required by law. Trico also indicates that some of these should not be considered because, in Trico's view, all stranded costs are recoverable.
         Staff believes that changes proposed by APS to R14-2-1607(I) are unnecessary. As written, R14-2-1607(I) states that the list of factors is to be considered by the Commission in determining mechanisms and charges for recovery of stranded cost, but not the magnitude of stranded cost. The Commission cannot consider stranded cost recovery mechanisms and charges in a vacuum as proposed by APS. Staff further believes that the Commission will give prompt attention to requests for stranded cost recovery. However, not knowing the nature of the utilities' filings or the nature of other parties' analyses, no specific time limit should be imposed now. The inclusion of R14-2-
1607(I)(8) is necessary to indicate that a stranded cost recovery charge is for a fixed time period to be determined by the Commission after having reviewed data provided by utilities and other parties. Stranded cost recovery for an indefinite time period is precluded.
         Staff disagrees with the cooperatives and Trico; the effects of stranded cost recovery on competition and on consumers are important factors in stranded cost recovery mechanisms and should not be ignored by the Commission. Staff believes that the Commission must consider all the factors listed so as to take into account impacts of stranded cost recovery mechanisms on consumers and on the market in general.
         Analysis: We believe that the Rule is clear in that R14-2-1607(I) identifies factors to be considered in setting the mechanisms and charges for Stranded Cost recovery, not for the issue of the magnitude of Stranded Cost. Further, as regards R14-2-1607(I)(8), utilities will be free to propose specific methods for stranded cost recovery that are compatible with their circumstances. Further, the factors identified in the Rule are necessary in order for the Commission to determine the appropriate mechanisms for Stranded Cost recovery.
         Resolution:       No amendment to R14-2-1607(I) is necessary.
         Issue: R14-2-1607(J) allows Stranded Cost recovery only from those customers participating in the competitive market.
         RUCO indicates that stranded costs should be recovered from all customers. TEP argues that consumers who self generate should pay for stranded costs.
         Staff notes that costs are only stranded when competitive market prices are below traditionally regulated rates. Consumers served in non-competitive markets will pay for all prudently incurred costs in their regulated rates and so, in that case, there is no stranded cost. Thus, RUCO's proposed objectives are already incorporated in the rule. As for TEP's recommendation, self generation has been available to consumers for years and no stranded cost recovery has been imposed on such customers.
         Analysis: The Commission agrees that consumers who will not be participating in the competitive market will be paying for Stranded Costs through the regulated Standard Offer rates. We also agree that there is no compelling reason to impose Stranded Cost responsibility on self generators under these Rules, when none has been imposed in the past.
         Resolution:       No amendment to R14-2-1607(J) is necessary.
         F.       R14-2-1609:       Solar Portfolio Standard
         Issue: The Solar Portfolio Standard may not result in increased solar capacity in Arizona.
         APS suggests that the solar portfolio standard might not result in any increased solar capacity in Arizona. Staff agrees that there is a possibility that no new solar capacity will be built in Arizona, but notes that the purpose of the standard is to promote solar power regardless of the location of generation facilities. Staff believes that economics favor Arizona locations for new solar facilities serving Arizona consumers. Because out-of-state solar resources would need to acquire transmission rights to transmit solar electricity into Arizona for use by the competitive customers in the phased-in competition program, out-of-state resources would probably be more expensive. In addition, since Arizona has the most plentiful supply of sunshine resources in the nation, it is unlikely that an Electricity Service Provider would want to build a solar plant elsewhere. The double credit provision for early solar electricity generation is designed to encourage the installation of the solar facilities in Arizona.
         Analysis: While the Rule does not specifically require the building of solar resource in Arizona, we believe that the prevailing environmental and economic conditions will result in much of the solar requirement being met by Arizona resources.
         Resolution: No amendment to R14-2-1609 is necessary.
         Issue: The Rules may not require that solar resources be used to serve Arizona customers.
         APS suggests that the proposed rules do not require that the solar resources "even be used to serve Arizona consumers." Staff notes that R14-2-1609(A) defines the solar portfolio standard as a percentage "of the total retail energy sold competitively..." The obvious reference is for electricity sold competitively in Arizona to Arizona consumers as part of the phased-in competition program. However, if there is a need for clarification, Staff would not object to the addition of the phrase "to Arizona consumers" after the phrase "sold competitively."
         Analysis: These rules pertain to the provision of electric services in the State of Arizona.
While Staff's proposed language may be useful, it is not necessary, in that all electricity sold competitively under these Rules is sold in Arizona.
         Resolution:       No amendment to R14-2-1609(A) is necessary.
         Issue:   APS' alternative solar proposal.
         APS made an alternative proposal in its September 12, 1996 comments that it claims would be far less costly, guarantee between 25 and 50 MW of new solar generation, and not serve as a market barrier. The proposal would have the Commission levy a fixed fee on all kWh delivered to customers in Arizona starting in June 1997. The money would be placed in an interest bearing account and, starting in 1998, the money would be used to "buy down" the uneconomic portion of the cost of newly installed solar systems in Arizona. The money would be disbursed on a competitive-bid basis.
         Staff does not believe  that APS'  proposal  will  accomplish  what APS claims it will. The proposal appears to contemplate the need for the establishment of a new bureaucracy to collect fees, determine winning bidders, oversee solar plant construction and start-up. At a time where competition should be encouraging the reduction of bureaucracies in the regulation of electric service and the provision of those services, this proposal would seem to offer just the opposite.
         Analysis: The APS proposal, contrary to APS' assertions, would not guarantee that any solar facilities are built. It would offer an opportunity, certain incentives, and a favorable environment for solar projects, but certainly no guarantees. The Staff proposal, in contrast, offers a good chance that solar projects will be built because of the potentially high penalties for not meeting the standard. Further, we are not convinced that APS' proposal will be less costly. The costs of buying and installing solar should be about the same. In fact, there is a distinct possibility, under the solar portfolio standard, that utilities or other large electricity suppliers, by buying solar equipment in large volume purchases, will be able to obtain significant price reductions from solar manufacturers anxious for increased market share.
         Resolution:       No amendment to R14-2-1609 is necessary.
         Issue: The Solar Portfolio Standard is too expensive compared to wind power.
         RUCO is concerned about the cost of the solar portfolio standard. RUCO states that wind power would be cheaper than solar power.
         Staff notes that the purpose of the solar portfolio standard, however, is to promote a specific type of renewable resource and not renewables in general, some of which are already cost effective in a wide range of applications. Further, Arizona has mostly Class 3 wind regions, which are not currently cost effective resources, and Arizona wind resources are best in the winter when their value is less than it would be during peak summer demand.
         Analysis: The Solar Portfolio Standard as written serves properly serves its intended purpose of encouraging the development of solar resources. Solar resources more accurately match the electric demand needs of Arizona consumers than do wind resources, improving their cost effectiveness.
         Resolution:       No amendment to R14-2-1609 is necessary.
         Issue: R14-2-1609 should be deleted to make the Rules fuel and resource neutral.
         The Center for Energy and Economic  Development  (CEED)  believes  that restructuring should be fuel and resource neutral. Staff disagrees that restructuring should be resource and fuel neutral. The Commission, over the last few years has encouraged the utilities it regulates to diversify their energy portfolios to include renewable energy resources
         Analysis: Diversification of resource portfolios benefits Arizona. We believe it particularly appropriate to encourage solar because of its natural advantages in the state.
         Resolution:       No amendment to R14-2-1609 is necessary.
         Issue:   The Solar Portfolio Standard is too modest.
         The Environmental Group is concerned that the solar portfolio standard's percentage rate is too low. The group quotes two National Renewable Energy Laboratory ("NREL") reports that claim that solar thermal technologies produce electricity today at 10.5 cents/kWh and that the current cost of photovoltaic generated electricity is 21.8 cents/kWh. This is in contrast to Staff's estimates of 30 cents/kWh. The group therefore suggests that section R14-2-1609(B)(2) be modified to show that only an increase in the solar portfolio be allowed when the standard is re-evaluated in 2001.
         Staff disagrees with the proposal to change the solar portfolio standard. There is insufficient information at this time to set future policy, and R14-2-1609(B) should not be altered in the absence of this information. Staff agrees that NREL's estimated solar electricity cost numbers are probably appropriate for large solar installations. However, since the early solar portfolio projects will be modest in size, Staff feels that it is important to be conservative in estimates. This has resulted in the modest and conservative 1/2 of 1 percent initial solar portfolio standard. Staff agrees with the Environmental Group and NREL that solar costs in the 1999-2003 time frame will be significantly lower than current costs. If this cost reduction occurs as projected, there will be a natural tendency to increase the solar standard in 2001. If not, it may be appropriate to freeze the standard at 1/2 of 1 percent for a few years.
         Analysis: While the Environmental Group may be right in regard to the information it has provided from NREL, we believe it is too premature to increase the standard beyond the levels set forth in the Rule.
         Resolution:       No amendment to R14-2-1609(B) is necessary.
         Issue: Several commentators at the Public Comment session encouraged the Commission to expand the Solar Portfolio Standard to include solar water heaters and other solar demand reduction technologies. It was argued that many of these technologies are cost effective and reliable methods to reduce the demand for electricity from the grid.
         Analysis: While the suggestions of these commentators has some merit, we do not believe it appropriate to modify the Solar Portfolio Standard at this time. As noted earlier, the purpose of the Solar Portfolio Standard is to promote a specific type of renewable resource.
         Resolution:       No amendment to R14-2-1609 is necessary.
         G.       R14-2-1611:       In-State Reciprocity
         Issue: R14-2-1611 precludes Salt River Project and other quasi-governmental entities and municipalities from participating in the competitive marketplace.
         SRP states that the Rules do not give all Arizona customers the right to choose their Electric Service Provider. SRP further states that the Rules= proposed regulation of political subdivisions and municipal corporations is unconstitutional. SRP expressed concern about having to obtain consent from the Affected Utilities. A concern is that some utilities will bar SRP's entrance by refusing to agree to allow SRP to participate. Consequently, SRP proposed the use of intergovernmental agreements to allow it to participate in competition under this Article.
         The Irrigation and Electrical Districts' Association of Arizona (IEDA) suggests current wording in the Rules may embroil jurisdictional fights and proposed rewording R14-2-1611 subsection D. The rewording would allow non-jurisdictional utilities to voluntarily file unbundled and standard offer service tariffs and to voluntarily open its service territory to competing sellers. These filings would serve as authorization for such service providers to utilize the Commission's rules concerning complaints related to their participation in the competitive market.
         Staff believes that the rules as proposed do not make provisions for competition in the service territories of utilities not regulated by the Commission. The rules do provide a framework for implementing competition in the service territories of utilities regulated by the Commission and several means by which nonjurisdictional utilities may participate. Staff further notes that the Rules do not propose regulation of nonjurisdictional utilities in their service territories. They apply to affected utilities and energy service providers authorized to do business in currently regulated service areas. The rules also explicitly state that SRP would not be considered an Affected Utility unless existing law changes (R14-2-1601(1)).
         Nordic Power is concerned that the intergovernmental agreement recommended by SRP may allow major utilities to carve out service territories if customers and competitive power service providers are left out of the process.
         Staff believes SRP's proposed use of intergovernmental agreements has merit and may be a means of establishing adequate enforcement of nondiscriminatory rates. The concerns of other utilities over level playing field issues must be considered in any resolution of SRP's status. Further, there must be an objective party who can resolve disputes over whether electric service providers have fair, nondiscriminatory access to SRP's distribution system. If the Commission does not have this authority, some other party must take on this responsibility; other electric service providers may also want to be involved in the creation of this independent party.
         Staff agrees with Nordic Power that other parties should have the opportunity to provide input into intergovernmental agreements and expects that if such an agreement is being entertained, the Commission will seek that input.

         Analysis: SRP's status as the second largest electric provider in the state, coupled with its status as a political subdivision of Arizona, has vexed the Commission in the formation of Rules designed to allow competition to benefit all electric consumers in the state. SRP's and IEDA's proposals have merit.
         Resolution: R14-2-1611 should be amended as follows:

         Initially, based on SRP's arguments and the analysis set forth above, it is clear that R14-2-1611(C) is simply unnecessary. Therefore, R14-2-1611(C) as previously proposed is deleted. The remaining subsections have been relettered to conform.
         Therefore. R14-2-1611D has been relettered as (C) and amended to read:
         C. An Arizona electric utility, not subject to the jurisdiction of the Commission, may submit a statement to the Commission that it voluntarily opens its service territory for competing sellers in a manner similar to the provisions of this Article. Such statement shall be accompanied by the electric utility's nondiscriminatory Standard Offer tariff, electric supply tariffs, Unbundled Services rates, Stranded Cost charges, System Benefits charges, Distribution Services charges and any other applicable tariffs and policies for services the electric utility offers, for which these Rules otherwise require compliance by Affected Utilities or Electric Service Providers. Such filings shall serve as authorization for such electric utility to utilize the Commission's Rules of Practice and Procedure and other applicable Rules concerning any complaint that an Affected Utility or Electric Service Provider is violating any provision of this Article or is otherwise discriminating against the filing electric utility or failing to provide just and reasonable rates in tariffs filed under this Article.
         R14-2-1611D has been added to read:
         E. If an electric utility is an Arizona political subdivision or municipal corporation, then the existing service territory of such electric utility shall be deemed open to competition if the political subdivision or municipality has entered into an intergovernmental agreement with the Commission that establishes nondiscriminatory terms and conditions for Distribution Services and other Unbundled Services, provides a procedure for complaints arising therefrom, and provides for reciprocity with Affected Utilities. The Commission shall conduct a hearing to consider any such intergovernmental agreement.
         In addition, several other conforming changes are necessary. First, because the adopted changes to the rules make it redundant, the last sentence of R14-2-1601.1 should be deleted. The deleted sentence stated that "In the event that modifications are made to existing law that would allow the application of this Article to the Salt River Project Agricultural Improvement and Power District ("SRP"), then Affected Utilities shall also include SRP." Also, the second sentence of R14-2-1603(B) should be amended to read: "Such Certificates shall be restricted to geographical areas served by the Affected Utilities as of the date this Article is adopted and to service areas added under the provisions of R14-2-1611."

                                   APPENDIX C
                                   ----------

                            ECONOMIC IMPACT STATEMENT
                   PROPOSED RULE --RETAIL ELECTRIC COMPETITION
                               R14-2-1601 et seq.

A.       Summary of economic, small business and consumer impacts.
         1.       Identification of the proposed rulemaking.
         The proposed rule (Article 16) provides procedures and schedules for introducing competition into the provision of electric service.
         2. Brief summary of the economic, small business and consumer impact statement.
         Increased competition in the electric industry is expected to produce several benefits:
                  (1) Consumer choice among energy suppliers.
                  (2) Greater customization of energy services, especially for larger consumers, regarding time of use rates, interruptible service, contract duration, pricing arrangements, risk management, and so on.
                  (3) Greater innovation in technology and greater applications of technological innovations, especially in distributed generation, as a result of incentives in the competitive marketplace.
                  (4) Greater application of energy efficiency measures as energy service companies offer packages of electric energy, demand side management measures, and possibly other services such as building maintenance services.
                  (5) Lower prices for electricity due to competitive pressures and to technological, marketing, and organizational innovations that would not occur as rapidly, if at all, in a regulated monopoly environment.
         The costs of participating in a competitive market generally involve risk management and information. Examples of possible costs include: the costs of searching out and evaluating alternatives; additional record keeping and
billing  costs   associated  with  deliveries  of  electricity  from
suppliers; additional costs of executing, monitoring, and enforcing contracts; and additional costs of maintaining power quality and transmission and generation system reliability.
         A competitive market in electricity will benefit small businesses because it increases their choices and tends to lower prices of electric service. However, small businesses must be informed about their choices. The rule indicates that the Commission may undertake educational activities to lower the costs of participating in the competitive market.
         Probable  costs to the  Commission  include costs  associated  with new tasks, such as reviewing applications for competitive Certificates of Convenience and Necessity, and engaging in evidentiary hearings for stranded investment and unbundled tariff filings. However, Commission review of tariff filings should be reduced eventually and costly rate cases will be avoided for competitive services.
         Employment opportunities could be enhanced as new energy related companies move into the area or as a result of new business start-ups. However, employees at public utilities could lose their positions through cost cutting measures as the utilities strive to become more cost competitive.
         Implementation of the proposed rule should result in no increased costs to political subdivisions. As an end user of competitive electricity services, a political subdivision may benefit from greater choices of service options and affordable rates. Those political subdivisions which have their own municipal electric utilities may feel pressure to allow competitive electric service.
         The restructuring policy proposed is preferred to alternatives considered because it: minimizes administrative complexity; requires minimal information and planning needs a priori; is relatively flexible so that policy could be adjusted in mid-course; uses existing institutions; minimizes utility organizational disruption; allows buyers and sellers to enter the market freely; limits market power of incumbent utilities; and minimizes public confusion.
         3. The name and address of agency employees to contact regarding this statement.
         Gary Yaquinto or Bradford Borman at the Arizona Corporation Commission, 1200 West Washington Street, Phoenix, Arizona 85007.

B.       Economic, small business and consumer impact statement.
         1. Identification of the proposed rulemaking.
         The proposed rule (Article 16) provides procedures and schedules for introducing competition into the provision of electric service.
         2. Persons who will be directly affected by, bear the costs of, or directly benefit from the proposed rulemaking.

         a. The public at large who are consumers of electricity throughout the State of Arizona.
         b. Furnishers of electricity (serving Arizona and elsewhere), including Investor Owned Utilities, consumer owned utilities/power authorities, self generators, and Independent Power Producers.
         c.       Power aggregators/marketers.
         d.       Industry organizations (e.g., Regional Transmission Groups).
         e.       Transmission utilities.
         f.       Employees of furnishers of electricity.
         g.       Suppliers to furnishers of electricity.
         h. Investors in Investor Owned Utilities and Independent Power Producers and holders of bonds of consumer owned utilities and cooperatives.
         i.       Financial Organizations.
         j.       Government   agencies   such   as  the   Arizona   Corporation
                  Commission, siting authorities, Federal agencies (including the Federal Energy Regulatory Commission), and consumer advocates such as the Residential Utility Consumers Organization.
         3.       Cost-benefit analysis.
         a. Probable costs and benefits to the implementing agency and other agencies directly affected by the implementation and enforcement of the proposed rulemaking.
         Probable  costs to the  Commission  include costs  associated  with new tasks, such as reviewing applications for competitive Certificates of Convenience and Necessity, and engaging in evidentiary hearings for stranded costs, standard offer service, and unbundled tariff filings.

         The proposed rule allows competitive power and energy suppliers to change rates by applying for streamlined rate treatment. Filing requirements for rate increases may be reduced. Thus, Commission review of tariff filings should be reduced eventually and costly rate cases will be avoided for competitive services.
         b. Probable costs and benefits to a political subdivision of this state directly affected by the implementation and enforcement of the proposed rulemaking.
         Implementation of the proposed rules should result in no increased costs to political subdivisions relative to cost changes that may otherwise occur. As an end user of competitive electricity services, a political subdivision may benefit from greater choices of service options and affordable rates. Those political subdivisions which have their own municipal electric utilities may feel pressure to allow competitive electric service.
         c. Probable costs and benefits to businesses directly affected by the proposed rulemaking, including any anticipated effect on the revenues or payroll expenditure of employers who are subject to the proposed rulemaking.
         Greater efficiency under competition should arise from lower cost electricity generation, efficient operation and maintenance, development of low cost new resources, and greater stimuli to innovation in electric generation technology. These benefits are achievable while limiting adverse financial impacts of competition on incumbent utilities; maintaining transmission and generation system reliability; countering the market power of vertically integrated utilities; and promoting solar resources.
         Possible costs include: additional record keeping and billing costs associated with deliveries of electricity; transmission access costs; costs of interconnection arrangements such as disconnection switches to ensure that interruptible consumers are properly interrupted; additional costs of maintaining power quality and transmission and generation system reliability; additional costs of scheduling power deliveries to meet contract requirements; additional costs of executing, monitoring, and enforcing contracts; and costs of complying with legal requirements.
         4. Probable impacts on private and public employment in business, agencies and political subdivisions of this state directly affected by the proposed rulemaking.
         Employment opportunities could be enhanced as new energy related companies move into the area or as a result of new business start-ups. However, employees at public utilities could lose their positions through cost cutting measures as the utilities strive to become more cost competitive.
         5.       Probable impact of the proposed rulemaking on small business.
         a. Identification of the small businesses subject to the proposed rulemaking. Businesses subject to the proposed rulemaking are furnishers of electricity (serving Arizona and elsewhere), including Investor Owned Utilities, consumer owned utilities/power authorities, self generators, Independent Power Producers, and power aggregators/marketers. Some of these businesses are small, but some are also large regional, national, or international firms.
         b. Administrative and other costs required for compliance with the proposed rulemaking.
         Administrative costs to providers of competitive retail electric service would include costs associated with filing requests with the Commission for approval of Competitive Certificates of Convenience and Necessity; filing unbundled tariffs for approval; filing semi-annual reports to inform the Commission about the progress of competition during the phase-in period and annual reports when competition is fully established; and requests for stranded cost recovery. Sellers may be required to provide notification and informational materials to consumers about competition and their choices.
         c. A description of the methods that the agency may use to reduce the impact on small businesses.
         A competitive market in electricity will benefit small businesses because it increases their choices and tends to lower prices of electric service. However, small businesses must be informed about their choices. The rule indicates that the Commission may undertake educational activities to lower the costs of participating in the competitive market.
         A possible alternative to reduce the impact on small businesses is to reduce the frequency of filings during the phase-in period. As a consequence, however, the Commission may not become aware of implementation problems quickly enough to offer timely solutions.
         Another alternative would be to allow competitive service providers to engage in market competition by simply registering the company with the
Commission rather than requiring the company to apply for a Certificate of Convenience and Necessity. However, the outcome of this alternative may be undesirable if an electric service provider does not have the technical or financial capability of providing reliable energy services, and if the industry becomes more prone to companies that engage in fraudulent activities.
         A third alternative is to dispense with tariff filings. However, the Commission could not fulfill its Constitutional responsibilities and consumers would have less information about businesses who supply electric service.
         d.       The probable cost and benefit to private persons and consumers who are directly affected by the proposed rulemaking.
         Costs of participating in the market generally involve  information and risk management. Possible costs include: the costs of searching out and evaluating alternatives; the cost of interruptions, whether the power was intended to be interruptible or firm; costs of backup and maintenance service provided by a utility or another party to deal with forced or scheduled outages at the supplier's generation plant or transmission lines; and additional costs of executing, monitoring, and enforcing contracts. Also, consumers of competitive energy services may be assessed a stranded investment charge for sunk costs incurred by the utility from which they previously received service.
         The proposed rule will benefit Arizona consumers by creating consumer choice among energy suppliers; customizing energy services to consumer needs; stimulating innovation in technology; encouraging energy efficiency; and lowering prices relative to regulated rates. Important public programs, such as low income programs, will be protected and consumers who do not participate in competition will be shielded from adverse effects during the early phases via Commission-approved standard offer service from incumbent utilities.
         6.       A statement of the probable effect on state revenues.
         The proposed rule could reduce state revenues received from public utilities as rates and, therefore, utility revenues are reduced. However, to the degree that consumers respond to lower prices by increasing their demand for electricity, the reduction in utility revenues would be offset by additional revenues from increased electricity demand.
         7. A description of any less intrusive or less costly alternative methods of achieving the purpose of the proposed rulemaking.
         A Working Group on Retail Electric Competition met in 1995 to discuss restructuring options, including retail wheeling and maintaining the status quo. The Working Group was comprised of individuals from utilities, alternative power providers, consumer groups, and other interested parties. Several restructuring options were considered: (1) maintaining the status quo, (2) introducing retail competition and requiring divestiture of utility assets, (3) introducing retail competition and requiring an exclusive poolco, and (4) introducing retail competition and allowing bilateral contracts for power supplies (similar to the proposed rule).
         The first alternative is to maintain the status quo, utilizing traditional cost-plus rate-making, incentive rate-making (e.g., bench-marking prices, quality and reliability standards), and flexible pricing. No new institutions would be required and disruptions in utility operations would be minimized. However, the effectiveness of incentives (if any) and flexible pricing are unknown. Also, the circumstances which once warranted classifying utilities as "natural monopolies" are no longer applicable. The economies of scale of large central station generation plants are not nearly as large as they once were. Further, regulated monopolies cannot produce prices that are as low as would occur in a competitive market and regulated monopolies cannot stimulate technological, marketing, and organizational innovations as would occur in a competitive market.
         A second alternative is to establish retail competition with an "exclusive poolco," which is an independent system operator that controls all power transactions. All generators would sell to the neutral system operator and all purchasers would buy from the system operator. With an exclusive poolco, all consumers or their agents would know the market price at each hour. In addition, power would be dispatched in a least cost order, subject to restrictions on transmission.
         A major disadvantage of an exclusive poolco is that it forces all transactions to be spot market transactions, thereby increasing the risk to investors of investing in new power plant capacity without long term contracts to purchase the output from new plants. Further, with only spot market transactions, it becomes more difficult to customize contracts to suit the circumstances of a wide variety of buyers and sellers.
         Another disadvantage of retail competition with an exclusive poolco is the unknown cost to implement the poolco. Also bidders in the poolco may game their bids, especially if some have an advantage because of their location or large size relative to the market.
         A third option is to introduce retail competition and require utilities to divest their generation and possibly transmission facilities. The market would become segmented by function and generation companies would be expected to operate in a competitive environment. A principal reason for divestiture is that any incentive for utilities to impede access to their transmission systems to inhibit competition in generation could be eliminated. In addition, incentives for efficiency gains could be created by unbundling services into profit centers. However, the Commission's regulatory authority to require divesture of utility assets may be questioned and result in a protracted legal dispute. Further, utilities, utility shareholders, and utility debt holders may strongly resist divesture. Divestiture could be costly due to expensive debt re-financing. In addition, inefficiencies could result from the loss of traditional coordination of generation, transmission, and distribution services.
         The restructuring policy proposed is preferred to the alternatives described above because it: minimizes administrative complexity; requires minimal information and planning needs a priori; is relatively flexible so that policy could be adjusted in mid-course; uses existing institutions; minimizes utility organizational disruption; allows buyers and sellers to enter the market freely; limits market power of incumbent utilities; and minimizes public confusion.
         The proposed rule was synthesized from comments received from interested parties on electric industry restructuring and it represents a middle ground of proposals submitted by utilities, potential energy service competitors, consumer groups, and others.
C. If for any reason adequate data are not reasonably available to comply with the requirements of subsection B of this section, the agency shall explain the limitations of the data and the methods that were employed in the attempt to obtain the data and shall characterize the probable impacts in qualitative terms.
         The Commission conducted a series of workshops and task forces to obtain useful information to assess the costs and benefits of electric industry competition. It is not possible to quantify future market prices, technological innovations, organization changes, and the like. Therefore, we have described impacts in qualitative terms.
         Among the information gathering activities were:
         * An introductory workshop held on September 7, 1994. One hundred eighteen representatives from utilities, consumer organizations, other power suppliers, and others attended the workshop. The workshop was summarized in a Staff Report dated October 1994.
         * A series of nine working group and task force meetings held in 1995 which addressed restructuring options, implementation of the options, and advantages and disadvantages of the options. Fifty-one groups were represented on task forces which focused on systems and markets, regulatory issues, and energy efficiency and environmental issues. Members of the task forces included representatives from utilities, consumer organizations, other power suppliers, and others. This work was summarized in a "Report of the Working Group on Retail Electric Competition," dated October 5, 1995. The report contains an extensive bibliography on electric industry restructuring.
         * A request for comments on electric industry restructuring issued in February 1996. Comments were filed by 31 parties on June 28, 1996. Commenters included consumer groups, Arizona utilities, other suppliers, and other parties. Staff prepared a summary of the comments in July 1996.
         * A workshop held on August 12, 1996 to explore and obtain feedback on a small number of options for introducing retail electric competition. One hundred thirty workshop participants included representatives from utilities, consumer organizations, other power suppliers, and others. Staff summarized the workshop in a report dated August 19, 1996.
         * Requests for comments on a draft rule to phase-in retail electric competition. The requests were sent out on August 28, 1996 and comments were due September 12, 1996. Comments were provided by a total of 30 utilities, consumer organizations, other power suppliers, and others.
         * A workshop to discuss a revised draft rule held on September 18, 1996. Ninety individuals attended the workshop, including representatives from utilities, consumer organizations, other power suppliers, and others.
         In addition, to better understand possible impacts of restructuring, the Commission Staff reviewed activities in other jurisdictions, including: New Hampshire, Massachusetts, Illinois, Rhode Island, Texas, Alberta, and New York.